Exhibit 10.1

EXECUTION VERSION

U.S. $1,500,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of May 29, 2024

Among

THE INTERPUBLIC GROUP OF COMPANIES, INC.

as Company

THE INITIAL LENDERS AND INITIAL ISSUING BANK NAMED HEREIN

as Initial Lenders and Initial Issuing Bank

CITIBANK, N.A.

as Administrative Agent

BANK OF AMERICA, N.A.

and

JPMORGAN CHASE BANK, N.A.

as Co-Syndication Agents

MORGAN STANLEY MUFG LOAN PARTNERS, LLC

as Documentation Agent

and

CITIBANK, N.A.

JPMORGAN CHASE BANK, N.A.

BOFA SECURITIES, INC.

and

MORGAN STANLEY MUFG LOAN PARTNERS, LLC

as Joint Lead Arrangers and Joint Book Managers

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SECTION 3.03	Conditions Precedent to Each Borrowing, Issuance and Commitment Increase	55
SECTION 3.04	Determinations Under Sections 3.01 and 3.02	56

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01	Representations and Warranties of the Company	56

ARTICLE V
COVENANTS OF THE COMPANY

SECTION 5.01	Affirmative Covenants	58
SECTION 5.02	Negative Covenants	62
SECTION 5.03	Financial Covenant	66

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01	Events of Default	66
SECTION 6.02	Actions in Respect of the Letters of Credit upon Default	69

ARTICLE VII
GUARANTY

SECTION 7.01	Guaranty	70
SECTION 7.02	Guaranty Absolute	70
SECTION 7.03	Waivers and Acknowledgments	71
SECTION 7.04	Subrogation	72
SECTION 7.05	Continuing Guaranty; Assignments	73

ARTICLE VIII
THE AGENT

SECTION 8.01	Authorization and Authority	73
SECTION 8.02	Rights as a Lender	73
SECTION 8.03	Exculpatory Provisions	73
SECTION 8.04	Reliance by Agent	75
SECTION 8.05	Delegation of Duties	75
SECTION 8.06	Resignation of Agent	75
SECTION 8.07	Non-Reliance on Agent and Other Lenders	76
SECTION 8.08	No Other Duties, etc.	77
SECTION 8.09	Lender ERISA Representation	77
SECTION 8.10	Erroneous Payments	78

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Schedules

Schedule I	-	Commitments
Schedule 2.01(b)	-	Existing Letters of Credit

Exhibits

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Assumption
Exhibit D-1	-	Form of Opinion of Willkie Farr & Gallagher LLP
Exhibit D-2	-	Form of Opinion of In-House Counsel for the Company
Exhibit E	-	Form of Designation Agreement
Exhibit F	-	Form of Assumption Agreement

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AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of May 29, 2024

THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the “Company”), the banks and other financial institutions (the “Initial Lenders”) listed on the signature pages hereof, BANK OF AMERICA, N.A. and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as co-syndication agents, MORGAN STANLEY MUFG LOAN PARTNERS, LLC, acting through Morgan Stanley Senior Funding, Inc. and MUFG Bank, Ltd., as documentation agent, CITIBANK, N.A. (“Citibank”), JPMorgan, BOFA SECURITIES, INC. and MORGAN STANLEY MUFG LOAN PARTNERS, LLC, acting through Morgan Stanley Senior Funding, Inc. and MUFG Bank, Ltd., as joint lead arrangers and joint book managers, and CITIBANK, N.A. (“Citibank”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

PRELIMINARY STATEMENT. The Company, the lenders parties thereto and Citibank, as agent, are parties to the Amended and Restated Credit Agreement dated as of November 1, 2021 (the “Existing Credit Agreement”). Subject to the satisfaction of the conditions set forth in Section 3.01, the Borrowers, the parties hereto and Citibank, as Agent, desire to amend and restate the Existing Credit Agreement as herein set forth.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired/Disposed Business” means (a) any Person, division or line of business acquired or disposed of, as the case may be, by the Company or any Consolidated Subsidiary of the Company where the consideration (whether cash, stock or other form of consideration) for the transaction is at least $200,000,000 (it being understood that such consideration shall be determined based on the payment made at the time of the transaction, without regard to any subsequent or earnout payments); or (b) a Specified Acquisition.

“Adjusted EBITDA” means for any period, with respect to any Acquired/Disposed Business acquired or disposed of since the beginning of such period, the EBITDA of such Acquired/Disposed Business (determined using the definition of EBITDA herein mutatis mutandis and determined, if applicable, on a Consolidated basis together with any Subsidiaries or other Consolidated entities of such Acquired/Disposed Business), calculated on a pro forma basis as if the acquisition or disposition of such Acquired/Disposed Business had occurred on the first day of such period.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

Interpublic Credit Agreement

“Advance” means an advance by a Lender to any Borrower as part of a Borrowing and refers to a Base Rate Advance, a Term SOFR Advance, a EURIBOR Advance or a SONIA Advance (each of which shall be a “Type” of Advance).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person (whether or not existing as at the date hereof) that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent’s Account” means (a) the account of the Agent maintained by the Agent at Citibank at its office at One Penns Way, New Castle, Delaware 19720, Account No. 31311565, Attention: Lending Agency and (b) such other account of the Agent as is designated in writing from time to time by the Agent to the Company and the Lenders for such purpose.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Anniversary Date” has the meaning specified in Section 2.20(a).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 (12 U.S.C. §78dd-1) and the U.K. Bribery Act of 2010.

“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

“Applicable Margin” means, as of any date from and after the Restatement Date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Interpublic Credit Agreement

Public Debt Rating S&P/Moody’s/Fitch	Applicable Margin for Base Rate Advances	Applicable Margin for EURIBOR Advances and SONIA Advances	Applicable Margin for Term SOFR Advances
Level 1 At least A- / A3 / A-	0.000%	0.910%	1.010%
Level 2 BBB+ / Baa1 / BBB+	0.015%	1.015%	1.115%
Level 3 BBB/ Baa2 / BBB	0.125%	1.125%	1.225%
Level 4 BBB- / Baa3 / BBB-	0.200%	1.200%	1.300%
Level 5 Ratings less than BBB- / Baa3 / BBB- (or unrated by S&P, Moody’s and Fitch)	0.500%	1.500%	1.600%

“Applicable Percentage” means, as of any date from and after the Restatement Date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Applicable Percentage
Level 1 At least A- / A3 / A-	0.090%
Level 2 BBB+ / Baa1 / BBB+	0.110%
Level 3 BBB/ Baa2 / BBB	0.125%
Level 4 BBB- / Baa3 / BBB-	0.175%
Level 5 Ratings less than BBB- / Baa3 / BBB- (or unrated by S&P, Moody’s and Fitch)	0.250%

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Assuming Lender” has the meaning specified in Section 2.18(b).

“Assumption Agreement” has the meaning specified in Section 2.18(c)(ii).

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing), converting all non-Dollar amounts into the Dollar Equivalent thereof at such time.

Interpublic Credit Agreement

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark for any currency, as applicable, (x) if any then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.22(c).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b) 1⁄2 of one percent per annum above the Federal Funds Rate;

(c) Term SOFR for a one-month tenor in effect on such day plus 1.00%; and

(d) zero.

“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

“Benchmark” means, initially, (i) with respect to amounts denominated in Dollars, Term SOFR, (ii) with respect to amounts denominated in Sterling, SONIA, and (iii) with respect to any amounts denominated in Euro, EURIBOR; provided that if a replacement of an initial or subsequent Benchmark has occurred pursuant to Section 2.22, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

Interpublic Credit Agreement

“Benchmark Replacement” means, for any Available Tenor:

(1) For purposes of replacing Term SOFR, the first alternative set forth below that can be determined by the Agent:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Agent and the Company giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

(2) For purposes of replacing any Benchmark (other than Term SOFR), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Agent and the Company as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for syndicated credit facilities at such time denominated in the applicable currency in the U.S. syndicated loan market;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Agent and the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

Interpublic Credit Agreement

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

Interpublic Credit Agreement

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrowers” means, collectively, the Company and the Designated Subsidiaries from time to time (and each a “Borrower”).

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Sections 2.01(a) or 2.03(c).

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any SONIA Advances (other than in respect of interest rate settings), on which banks are not required or authorized by law to close in London and, if the applicable Business Day relates to EURIBOR Advances, on which T2 is open for the settlement of payments in Euros; provided, that if such day relates to any interest rate settings as to any SONIA Advances, the term “Business Day” means a day other than a Saturday, Sunday or a legal holiday under the laws of the United Kingdom.

“Commitment” means a Revolving Credit Commitment or a Letter of Credit Commitment.

“Commitment Date” has the meaning specified in Section 2.18(b).

“Commitment Increase” has the meaning specified in Section 2.18(a).

“Committed Currencies” means Sterling, Euro and any other currency (other than Dollars) requested by the applicable Borrower by notice to the Agent, including a proposed amendment to this Agreement to address the interest rate conventions applicable to such currency, and approval of such currency and such amendment by all Lenders.

“Committed L/C Currencies” means Sterling, lawful currency of Japan, lawful currency of Switzerland, lawful currency of Singapore, lawful currency of Canada, lawful currency of Sweden, lawful currency of Denmark, lawful currency of Australia, Euro and any other currency (other than Dollars) requested by the applicable Borrower that can be provided by all Issuing Banks.

Interpublic Credit Agreement

“Competitor” means, as of any date, any Person that is (a) any entity (other than the Company or its Subsidiaries) within the Global Industrial Classification (“GICS”) Media Industry Group, presently designated as No. 2540 (and any successor or replacement thereto) appearing on Bloomberg, (b) a competitor of any of the Borrowers or (c) any Affiliate of a competitor of any of the Borrowers, which Person, in the case of clause (b) and (c), has been designated by the Company as a “Competitor” by written notice to the Agent and the Lenders (including by posting such notice to the Platform) effective five Business Days after such notice is so given; provided that “Competitor” shall exclude any Person that the Company has designated as no longer being a “Competitor” by written notice delivered to the Agent from time to time.

“Conforming Changes” means, with respect to SONIA, Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “SONIA,” the definition of “Term SOFR,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definitions of “SONIA,” “Term SOFR,” and/or “Benchmark Replacement”, the formula, methodology or convention for applying the successor Floor to SONIA, Term SOFR or the successor Benchmark Replacement and other technical, administrative or operational matters) that the Agent (in consultation with the Company) decides may be appropriate to reflect the adoption and implementation of SONIA, Term SOFR or Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of SONIA, Term SOFR or Benchmark Replacement exists, in such other manner of administration as the Agent (in consultation with the Company) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its Consolidated financial statements as of such date.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Term SOFR Advances into Base Rate Advances or a conversion of Base Rate Advances into Term SOFR Advances pursuant to Section 2.08 or 2.09.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent, in consultation with the Company, may establish another convention in its reasonable discretion.

Interpublic Credit Agreement

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all payment obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all payment obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all payment obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all payment obligations of such Person as lessee under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases or, after giving effect to FASB ASC 842, as finance leases, (f) all payment obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net payment obligations of such Person in respect of each Hedge Agreement, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided, however, that the term “Debt” shall not include obligations under agreements providing for indemnification, deferred purchase price payments or similar obligations incurred or assumed in connection with the acquisition or disposition of assets or stock, whether by merger or otherwise.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, subject to Section 2.19(e), at any time, any Lender that has (a) failed to perform any of its funding obligations hereunder, including in respect of its Advances or participations in respect of Letters of Credit, within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Agent and the Company in writing that such failure is the result of such Lender’s good faith reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Company or the Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith reasonable determination that a condition precedent (specifically identified and including the

Interpublic Credit Agreement

particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Company, the Agent or any Issuing Bank acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Advances and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause upon the Company’s receipt of such certification in form and substance satisfactory to it and the Agent or (d)(i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a Bail-In Action or (iii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be deemed to be a Defaulting Lender under this clause (d) solely as a result of (1) the acquisition or maintenance of an ownership interest in such Lender or parent company by a governmental authority or instrumentality thereof or (2) in the case of a solvent Lender, the precautionary appointment of an administrator, guardian, custodian or other similar official by a governmental authority or instrumentality under or based on the law of the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, so long as, in the case of clause (1) and clause (2), such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent or the Company that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(e)) upon delivery of written notice of such determination to the Company, each Issuing Bank and each Lender.

“Designated Subsidiary” means any direct or indirect wholly-owned Subsidiary of the Company designated for borrowing privileges under this Agreement pursuant to Section 9.09.

“Designation Agreement” means, with respect to any Designated Subsidiary, an agreement in the form of Exhibit E hereto signed by such Designated Subsidiary and the Company.

“Determination Date” has the meaning specified in Section 9.07(h).

Interpublic Credit Agreement

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“EBITDA” means, for any period, operating income (or operating loss) plus (a) depreciation expense, (b) amortization expense and (c) to the extent such non-cash charges have reduced operating income, other non-cash charges, in each case determined in accordance with GAAP for such period, and (d) Adjusted EBITDA.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).

“Equivalent” in Dollars of any Committed Currency or Committed L/C Currency on any date means the equivalent in Dollars of such currency determined by using the quoted spot rate at which the Agent’s or applicable Issuing Bank’s principal office in London offers to exchange Dollars for such currency in London at approximately 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement, and the “Equivalent” in any Committed Currency or Committed L/C Currency of Dollars means the equivalent in such currency of Dollars determined by using the quoted spot rate at which the Agent’s or applicable Issuing Bank’s principal office in London offers to exchange such currency for Dollars in London at approximately 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of the Company, or under common control with the Company, within the meaning of Section 414 of the Internal Revenue Code.

Interpublic Credit Agreement

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Company or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” means, for any Interest Period for each EURIBOR Advance comprising part of the same Borrowing, an interest rate per annum equal to the Euro Interbank Offered Rate with respect to deposits in Euro as determined by reference to the applicable Bloomberg screen (or, if not so available, any successor or substitute screen of such service, or any successor to or substitute for such service providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to Euro deposits in the applicable interbank market) two Business Days prior to the first day of such Interest Period; provided, that if EURIBOR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“EURIBOR Advance” means an Advance denominated in Euros that bears interest as provided in Section 2.07(a)(iii).

“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Events of Default” has the meaning specified in Section 6.01.

Interpublic Credit Agreement

“Excluded Taxes” means taxes that are excluded from the definition of Indemnified Taxes under Section 2.14, including for the avoidance of doubt taxes not subject to gross up under Section 2.14(e).

“Facility” means the Letter of Credit Facility or the Revolving Credit Facility, as the context may require.

“FATCA” means sections 1471 through 1474 of the Internal Revenue Code or successor or substantially comparable statutory provisions, any regulations promulgated thereunder or guidance issued with respect to such provisions, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York for overnight Federal funds transactions with members of the Federal Reserve System, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it; provided, that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution and delivery of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the initial Benchmark for each currency provided for hereunder.

“Fitch” means Fitch, Inc. (or any successor).

“GAAP” has the meaning specified in Section 1.03.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements designed to protect a Person against fluctuation in interest rates or currency exchange rates. For the avoidance of doubt, spot transactions shall not constitute Hedge Agreements.

“Increase Date” has the meaning specified in Section 2.18(a).

“Increasing Lender” has the meaning specified in Section 2.18(b).

“Information” has the meaning specified in Section 9.08.

Interpublic Credit Agreement

“Information Memorandum” means the information memorandum dated May 6, 2024 used by the Agent in connection with the syndication of the Revolving Credit Commitments.

“Interest Expense” means, for any period, without duplication, (i) interest expense (including the interest component on obligations under capitalized leases), whether paid or accrued, on Total Debt of the Company and its Consolidated Subsidiaries net of interest income of the Company and its Consolidated Subsidiaries and (ii) solely for purposes of determining the interest coverage ratio pursuant to Section 5.03(a) hereof, cash dividends, whether paid or accrued, on any preferred stock of the Company that is convertible into common stock of the Company, in each case for such period. The amount of Interest Expense for any period with respect to an Acquired/Disposed Business that is acquired or disposed of since the beginning of such period shall be increased or reduced, as the case may be, by the amount of Interest Expense (determined using clause (i) of the preceding sentence mutatis mutandis and determined, if applicable, on a Consolidated basis together with any Subsidiaries or other Consolidated entities of such Acquired/Disposed Business) for such period in respect of Total Debt (determined using the definition of Total Debt herein mutatis mutandis and determined, if applicable, on a Consolidated basis together with any Subsidiaries or other Consolidated entities of such Acquired/Disposed Business) of such Acquired/Disposed Business, determined on a pro forma basis as if the acquisition or disposition, as the case may be, had occurred on the first day of such period (it being understood that interest expense related to Debt incurred during such period to finance the acquisition of any such Acquired/Disposed Business shall be included in the foregoing calculation but interest expense related to any Debt no longer outstanding or repaid or redeemed at the time of acquisition of any such Acquired/Disposed Business shall be excluded).

“Interest Period” means, (a) for each Term SOFR Advance comprising part of the same Borrowing, the period commencing on the date of such Term SOFR Advance or the date of the Conversion of any Base Rate Advance into such Term SOFR Advance and ending one month thereafter and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending one month thereafter, and (b) for each EURIBOR Advance comprising part of the same Borrowing, the period commencing on the date of such EURIBOR Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period for any EURIBOR Advance shall be one, three or six months or, subject to clause (iii) of this definition, twelve months, as such Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i) such Borrower may not select any Interest Period that ends after the latest Termination Date;

Interpublic Credit Agreement

(ii) Interest Periods commencing on the same date for EURIBOR Advances comprising part of the same Borrowing shall be of the same duration;

(iii) in the case of any such Borrowing, the Borrowers shall not be entitled to select an Interest Period having duration of twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, three or six months, as specified by the Borrower requesting such Borrowing in the applicable Notice of Borrowing as the desired alternative to an Interest Period of twelve months;

(iv) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(v) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Issuing Bank” means JPMorgan, as the initial Issuing Bank, and any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 or any other Lender (so long as such Eligible Assignee or such Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office and its Letter of Credit Commitment (which information shall be recorded by the Agent in the Register)), for so long as the initial Issuing Bank, Eligible Assignee or Lender, as the case may be, shall have a Letter of Credit Commitment.

“L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

“L/C Related Documents” has the meaning specified in Section 2.06(b)(i).

Interpublic Credit Agreement

“Lenders” means the Initial Lenders, each Issuing Bank, each Assuming Lender that shall become a party hereto pursuant to Section 2.18 or 2.20 and each Person that shall become a party hereto pursuant to Section 9.07.

“Letter of Credit” has the meaning specified in Section 2.01(b).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit to any Borrower in (a) as of the Restatement Date, the Dollar amount set forth opposite the Issuing Bank’s name on Schedule I hereto under “Letter of Credit Commitment” and (b) thereafter, the Dollar amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 9.07(c) as such Issuing Bank’s “Letter of Credit Commitment”, in each case as such amount may be increased or reduced from time to time pursuant to the terms of this Agreement.

“Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, (b) $50,000,000 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.05. The Letter of Credit Facility is part of, and not in addition to, the Revolving Credit Facility.

“Leverage Ratio” means, as of the last day of each fiscal quarter of the Company, the ratio of (i) Total Debt of the Company and its Consolidated Subsidiaries as of such date to (ii) Consolidated EBITDA of the Company and its Consolidated Subsidiaries for the period of four fiscal quarters then ended.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement in the nature of a security interest, including, without limitation, the lien or retained security title of a conditional vendor.

“Loan Document” means this Agreement, the Notes, if any, and the other L/C Related Documents.

“Material Adverse Change” means any material adverse change in the business, financial condition or results of operations of the Company and its Consolidated Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of the Company and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any other Loan Document or (c) the ability of the Company to perform its payment obligations under this Agreement or any other Loan Document.

“Material Consolidated Subsidiary” means (i) any Consolidated Subsidiary for which the assets or revenues of such Consolidated Subsidiary and its Consolidated Subsidiaries, taken as a whole, comprise more than 5% of the assets or revenues, respectively, of the Company and its Consolidated Subsidiaries, taken as a whole or (ii) any group of Consolidated Subsidiaries that do not meet the requirements of clause (i) if the aggregate assets and revenues of all such Consolidated Subsidiaries and their Consolidated Subsidiaries comprise more than 15% of the assets or revenues, respectively, of the Company and its Consolidated Subsidiaries taken as a whole.

Interpublic Credit Agreement

“Moody’s” means Moody’s Investors Service, Inc. (or any successor).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and at least one Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Extending Lender” has the meaning specified in Section 2.20(b).

“Note” means a promissory note of any Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Advances made by such Lender to such Borrower.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Other Connection Taxes” has the meaning specified in Section 2.14(a)(iii).

“Other Taxes” has the meaning specified in Section 2.14(b).

“Participation Cut-Off Date” has the meaning specified in Section 2.03(c).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

Interpublic Credit Agreement

“Payment Office” means, for any Committed Currency or Committed L/C Currency, such office of Citibank as shall be from time to time selected by the Agent and notified by the Agent to the Company and the Lenders.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by any of S&P, Moody’s or Fitch, as the case may be, for non-credit enhanced long-term senior unsecured debt issued by the Company. For purposes of the foregoing, (a) if only one of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to one Rating Level below the available Public Debt Rating announced by such rating agency; (b) if the ratings from S&P, Moody’s and Fitch fall within different Rating Levels, and (i) two of the ratings are at the same Rating Level, the Applicable Margin and the Applicable Percentage shall be determined by reference to the two ratings at the same Rating Level or (ii) each of the three ratings fall within different Rating Levels, then the Applicable Margin and the Applicable Percentage shall be determined by reference to the middle Rating Level, (c) if only two of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating and (i) such ratings are at the same Rating Level, the Applicable Margin and the Applicable Percentage shall be determined by reference to such Rating Level, (ii) such ratings are at different Rating Levels and separated by one Rating Level, the Applicable Margin and the Applicable Percentage shall be determined by reference to the higher of such ratings or (iii) such ratings are at different Rating Levels and separated by more than one Rating Level, the Applicable Margin and the Applicable Percentage shall be determined by reference to the Rating Level that is one Rating Level higher than the lower of such ratings; (d) if none of S&P, Moody’s or Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 5 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (e) if any such rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (f) if S&P, Moody’s or Fitch shall change its system of ratings designations, each reference to the Public Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be, that corresponds to the prior ratings designation.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of (a) a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time and the denominator of which is the aggregate Revolving Credit Commitments at such time and (b) such amount.

Interpublic Credit Agreement

“Rating Level” means, with respect to any rating agency, each rating subcategory or “notch” of such rating agency, giving effect to pluses and minuses (or similar designations). By way of illustration, BBB+, BBB and BBB- are each separate Rating Levels of S&P.

“Register” has the meaning specified in Section 9.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Dollars, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto. and (b) with respect to a Benchmark Replacement in respect of any Committed Currency, (1) the central bank for the currency in which such amounts are denominated hereunder or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such amounts are denominated, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Required Lenders” means at any time Lenders owed at least a majority in interest of the then aggregate outstanding principal amount (based on the Equivalent in Dollars at such time) of the Advances, or, if no such principal amount is then outstanding, Lenders having at least a majority in amount of the Revolving Credit Commitments; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate principal amount of Advances and Revolving Credit Commitments of such Lender at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restatement Date” has the meaning specified in Section 3.01.

“Revolving Credit Commitment” means as to any Lender, the obligation of such Lender to make Advances to any Borrower in (a) as of the Restatement Date, the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Revolving Credit Commitment” and (b) thereafter, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c), as such amount may be increased or reduced from time to time pursuant to the terms of this Agreement.

“Revolving Credit Facility” means the aggregate amount of the Revolving Credit Commitments.

Interpublic Credit Agreement

“S&P” means S&P Global Ratings, a S&P Global Inc. business (or any successor).

“Sanctioned Country” means, at any time, a country, region or territory which is the target of any comprehensive (but not list-based or arms-related) Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or by the United Nations Security Council, the European Union, any EU member state or His Majesty’s Treasury of the United Kingdom, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state, the Government of Canada or His Majesty’s Treasury of the United Kingdom.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and no Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“SONIA” means, with respect to any applicable determination date, a rate per annum equal to the Sterling Overnight Index Average as administered by the SONIA Administrator, published on the fifth Business Day preceding such date on the SONIA Administrator’s Website (or such other commercially available source providing such quotations as may be designated by the Agent from time to time); provided however that if such applicable determination date is not a Business Day, SONIA means such rate that applied on the fifth Business Day preceding on the first Business Day immediately prior thereto. If by 5:00 pm (London time) on the second Business Day immediately following any determination date SONIA in respect of such day has not been published on the SONIA Administrator’s Website and a Benchmark Transition Event with respect to SONIA has not occurred, then SONIA will be as published in respect of the first preceding Business Day for which SONIA was published on the SONIA Administrator’s Website; provided that SONIA determined pursuant to this sentence shall be utilized for no more than three (3) consecutive days. If SONIA is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

Interpublic Credit Agreement

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Advance” means an Advance denominated in Sterling that bears interest as provided in Section 2.07(a)(iv).

“Special Letter of Credit” has the meaning specified in Section 2.01(b).

“Specified Acquisition” means one or more acquisitions of assets, equity interests, entities, operating lines or divisions in any fiscal quarter for an aggregate purchase price of not less than $200,000,000 (it being understood that such consideration shall be determined based on the payment made at the time of the transaction, without regard to any subsequent or earnout payments).

“Sterling” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate (whether or not existing as at the date hereof) of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“Taxes” has the meaning specified in Section 2.14(a).

“Term SOFR” means,

(a) for any calculation with respect to a Term SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR

Interpublic Credit Agreement

Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Advance on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than zero, then Term SOFR shall be deemed to be zero.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

“Term SOFR Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(ii).

“Term SOFR Reference Rate” means the rate per annum determined by the Agent as the forward-looking term rate based on SOFR.

“Termination Date” means the earlier of (a) May 29, 2029, subject to the extension thereof pursuant to Section 2.20 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01; provided, however, that if such is not a Business Day, the “Termination Date” shall be the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, further, that the Termination Date of any Lender that is a Non-Extending Lender to any requested extension pursuant to Section 2.20 shall be the Termination Date in effect immediately prior to the applicable Anniversary Date for all purposes of this Agreement.

Interpublic Credit Agreement

“Total Debt” means, without duplication, the aggregate principal amount of Debt for money borrowed (including unreimbursed drawings under letters of credit) or any capitalized lease obligation, any obligation under a purchase money mortgage, conditional sale or other title retention agreement or any obligation under notes payable or drafts accepted representing extensions of credit, but shall not include any Debt in respect of Hedge Agreements.

“Trade Date” has the meaning specified in Section 9.07(b)(i)(B).

“Type”, as to Advances, means Base Rate Advances, Term SOFR Advances, EURIBOR Advances or SONIA Advances.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit to any Borrower in an amount (converting all non-Dollar amounts into the then Dollar Equivalent thereof) equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

“Unused Commitment” means, with respect to each Lender at any time, (a) the amount of such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Advances (based in respect of any Advances denominated in a Committed Currency or the Equivalent in Dollars at such time) made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of the aggregate Available Amount of all the Letters of Credit outstanding at such time.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

Interpublic Credit Agreement

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03 Accounting Terms. Except as expressly provided herein, all terms of an accounting nature shall be construed in accordance with generally accepted accounting principles in the United States of America, as in effect from time to time (“GAAP”); provided that, if the Company or the Required Lenders notify the Agent that the Company or the Required Lenders, as applicable, request an amendment to any provision hereof to eliminate the effect of any change occurring after the Restatement Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of indebtedness under Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof. For the avoidance of doubt, all liabilities related to operating leases, as defined by FASB ASC 842 (or any successor provision), are excluded from the definition of Debt and payments related to operating leases are not included in Interest Expense in part or in whole.

Interpublic Credit Agreement

SECTION 1.04 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.05 Rates. The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Term SOFR Reference Rate, Term SOFR, EURIBOR, SONIA, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR, EURIBOR or SONIA or any other Benchmark prior to its discontinuance or unavailability, (b) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by Section 2.22 including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Conforming Changes, the delivery or non-delivery of any notices required by Section 2.22(c) or otherwise in accordance herewith, or (c) the effect, implementation or composition of any Conforming Changes or any of the provisions of Section 2.22. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, EURIBOR or SONIA, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR, EURIBOR, SONIA or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 2.01 The Advances and Letters of Credit.

(a) Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to any Borrower from time to time on any Business Day during the period from the Restatement Date until the Termination Date applicable to such Lender in an aggregate amount (based in respect of any Advances to be denominated in a Committed Currency or the Equivalent in Dollars determined on the date of delivery of the applicable Notice of Borrowing) for all Borrowers not to exceed such Lender’s Unused Commitment. Each Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Advances denominated in Dollars and the Equivalent of $5,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Advances denominated in any Committed Currency (determined on the date of the applicable Notice of Borrowing) and shall consist of Advances of the same Type and in the same currency made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, any Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

Interpublic Credit Agreement

(b) Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (each, a “Letter of Credit”) for the account of any Borrower from time to time on any Business Day during the period from the Restatement Date until 30 days before the latest Termination Date (i) in an aggregate Available Amount for all Letters of Credit issued by all Issuing Banks not to exceed at any time the Letter of Credit Facility at such time, (ii) in an amount for each Issuing Bank (converting all non-Dollar amounts into the then Dollar Equivalent thereof) not to exceed the amount of such Issuing Banks’ Letter of Credit Commitment at such time and (iii) in an amount for each such Letter of Credit (converting all non-Dollar amounts into the then Dollar Equivalent thereof) not to exceed an amount equal to the Unused Commitments of the Lenders having a Termination Date no earlier than the expiration date of such Letter of Credit at such time. Each Letter of Credit shall be in an amount of $10,000 (or the Equivalent thereof in any Committed L/C Currency) or any integral multiple of $1,000 in excess thereof. No Letter of Credit shall have an expiration date (including all rights of any Borrower or the beneficiary to require renewal) later than the earlier of (x) 15 days prior to the latest Termination Date or (y) the date that is one year after the issuance thereof; provided that any Letter of Credit which provides for automatic one-year extension(s) of such expiration date shall be deemed to comply with the foregoing requirement if the applicable Issuing Bank has the unconditional right to prevent any such automatic extension from taking place. Notwithstanding anything to the contrary in the preceding sentence, Letters of Credit issued by any Issuing Bank may have expiration dates as mutually agreed upon by the Company and such Issuing Bank (any such Letters of Credit with expiration dates after 15 days prior to the latest Termination Date, “Special Letters of Credit”). Within the limits referred to above, any Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(b). Each letter of credit listed on Schedule 2.01(b) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.03, be deemed to be an Issuing Bank for each such letter of credit, provided that all such letters of credit shall be permitted to expire on their respective expiration dates as in effect on the date of this Agreement (and the respective Issuing Banks are permitted to take such steps under such letters of credit which have automatic renewal or extension provisions to prevent such automatic renewals or extensions from occurring) and any replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement. The terms “issue”, “issued”, “issuance” and all similar terms, when applied to a Letter of Credit, shall include any renewal, extension or amendment thereof. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate; provided that the original Issuing Bank shall continue as the “Issuing Bank” and shall remain liable in all respects for the performance of such Affiliate with respect to any such Letter of Credit.

Interpublic Credit Agreement

SECTION 2.02 Making the Advances. (a) Except as otherwise provided in Section 2.03(a) and except with respect to Advances made pursuant to Section 2.03(c), each Borrowing shall be made on notice, given not later than (x) 10:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of EURIBOR Advances or SONIA Advances, (y) 10:00 A.M. (New York City time) on the third U.S. Government Securities Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Term SOFR Advances, or (z) 2:00 P.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by any Borrower to the Agent, which shall give to each Lender prompt notice thereof in writing. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, (iv) in the case of a Borrowing consisting of EURIBOR Advances, initial Interest Period, and (v) the currency of such Advance; provided, however, that if any such notice shall fail to specify a currency, Dollars shall be deemed to have been specified. Each Lender shall, before 4:00 P.M. (New York City time) on the date of each Borrowing denominated in Dollars and before 9:30 A.M (New York City time) on the date of each Borrowing denominated in a Committed Currency, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the applicable Borrower requesting the Borrowing at the Agent’s address referred to in Section 9.02 or, in the case of a Borrowing in a Committed Currency, at the applicable Payment Office, as the case may be.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) no Borrower may select EURIBOR Advances, SONIA Advances or Term SOFR Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 (or the Equivalent thereof in a Committed Currency) or if the obligation of the applicable Lenders to make EURIBOR Advances or Term SOFR Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the EURIBOR Advances and the Term SOFR Advances may not be outstanding as part of more than twenty separate Borrowings.

(c) Each Notice of Borrowing of any Borrower shall be irrevocable and binding on such Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of EURIBOR Advances or Term SOFR Advances, the applicable Borrower requesting such Borrowing shall indemnify each applicable Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from an applicable Lender prior to the time of any Borrowing, except with respect to Borrowings pursuant to Section 2.03(c), that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) or (b) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the applicable Borrower proposing the

Interpublic Credit Agreement

Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent provided, however, that if such Lender does not repay the Agent such Borrower agrees to repay the Agent forthwith on demand such corresponding amount with interest thereon, at (i) in the case of such Borrower, the higher of (A) the interest rate applicable at the time to the Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e) The failure of any applicable Lender to make the Advance, except Advances made pursuant to Section 2.03(c), to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(f) In connection with the implementation and administration of SONIA or Term SOFR, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

SECTION 2.03 Issuance of and Drawings and Reimbursement Under Letters of Credit.

(a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by any Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof in writing. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be in writing, specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) Available Amount and currency of such Letter of Credit, (iii) expiration date of such Letter of Credit (which expiration date shall not be later than the earlier of (x) 15 days prior to the latest Termination Date or (y) the date that is one year after the issuance thereof; provided that any such Letter of Credit which provides for automatic one-year extension(s) of such expiration date shall be deemed to comply with the foregoing requirement if the applicable Issuing Bank has the unconditional right to prevent any such automatic extension from taking place and each Issuing Bank hereby agrees to exercise such right to prevent any such automatic extension for each such Letter of Credit outstanding after the Termination Date; and provided, further, that the expiration date of a Special Letter of Credit shall be determined as set forth in Section 2.01(b)), (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit, and shall be accompanied by such customary application as such Issuing Bank may specify to the Borrower requesting such issuance for use in connection with such requested Letter of

Interpublic Credit Agreement

Credit. If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower requesting such issuance at its office referred to in Section 9.02 or as otherwise agreed with such Borrower in connection with such issuance. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit. Each Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the applicable Borrower on the date made, or of any reimbursement payment required to be refunded to any Borrower for any reason, which amount will be advanced, and deemed to be an Advance to such Borrower hereunder, regardless of the satisfaction of the conditions set forth in Section 3.03. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to an assignment in accordance with Section 9.07 or otherwise pursuant to this Agreement. Notwithstanding anything to the contrary in the preceding sentences of this Section 2.03(b), (i) each Lender’s obligation to acquire participations pursuant thereto with respect to any Special Letter of Credit shall expire on the day that is 15 days prior to the Termination Date and (ii) each Lender’s existing participation, if any, pursuant thereto with respect to any Special Letter of Credit shall terminate on the day that is 15 days prior to the Termination Date.

(c) Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by any such Issuing Bank of an Advance (and shall be made whether or not the conditions set forth in Section 3.03 have been satisfied; it being understood that no representations or warranties shall be made or deemed made by any Borrower in connection with such drawing), which, in the case of a Letter of Credit denominated in Dollars, shall be a Base Rate Advance, in the amount of such draft or, in the case of a Letter of Credit denominated in any currency other than Dollars, shall be a Base Rate Advance in the Equivalent in Dollars on the date such draft is paid. Each Issuing Bank shall give prompt notice (and such Issuing Bank will use its commercially reasonable efforts to deliver such notice within one Business Day) of each drawing under any Letter of Credit issued by it to the Company, the applicable Borrower (if not the Company) and the Agent. Upon written

Interpublic Credit Agreement

demand by such Issuing Bank to the Agent, with a copy of such demand to the Company, the Agent shall make demand on each Lender and each Lender shall pay to the Agent such Lender’s Ratable Share of such outstanding Advance, by making available for the account of its Applicable Lending Office to the Agent for the account of such Issuing Bank, by deposit to the Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Advance to be funded by such Lender. Each Lender acknowledges and agrees that its obligation to make Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of any such outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of such Advance made by such Issuing Bank shall be reduced by such amount on such Business Day. Notwithstanding anything to the contrary in the preceding sentences of this Section 2.03(c): (x) each Lender’s obligation to pay its Ratable Share of any Advances pursuant thereto in respect of any Special Letters of Credit shall expire on the day that is 15 days prior to the Termination Date (the “Participation Cut-Off Date”); and (y) on and after the Participation Cut-Off Date, each drawing under a Special Letter of Credit shall be deemed not to constitute an Advance, but shall instead constitute an immediate obligation of the applicable Borrower to reimburse the full amount of such drawing, which obligation shall be satisfied to the extent that funds are on deposit in the special sub-account of the L/C Cash Deposit Account (as described in Section 2.10(c)) by application of such funds in accordance with Section 2.10(c).

(d) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Agent and each Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit and (B) to the Agent and each Lender (with a copy to the Company) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank (including, in each case, the Dollar Equivalent of any Letter of Credit denominated in a Committed L/C Currency).

(e) Failure to Make Advances. The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

Interpublic Credit Agreement

SECTION 2.04 Fees.

(a) Facility Fee. The Company agrees to pay to the Agent for the account of each Lender a facility fee in Dollars on the aggregate amount of such Lender’s Revolving Credit Commitment (irrespective of usage) from the Restatement Date in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until the Termination Date applicable to such Lender at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 2024, and on the Termination Date applicable to such Lender; provided that no Defaulting Lender shall be entitled to receive any facility fee in respect of its Revolving Credit Commitment for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender), other than a facility fee, as described above, on the aggregate principal amount of Advances funded by such Defaulting Lender outstanding from time to time.

(b) Letter of Credit Fees. (i) Each Borrower shall pay to the Agent for the account of each Lender a commission in Dollars on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued at the request of such Borrower and outstanding from time to time on or after the Restatement Date at a rate per annum equal to the Applicable Margin for EURIBOR Advances in effect from time to time during such calendar quarter, payable in arrears quarterly on the third Business Day after the later of (a) receipt of an invoice for the letter of credit fees or (b) the last day of each March, June, September and December, commencing with the quarter ended June 30, 2024, and on the Termination Date applicable to such Lender payable upon demand; provided, that no Defaulting Lender shall be entitled to receive any commission in respect of Letters of Credit for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay such commission to that Defaulting Lender but shall pay such commission as set forth in Section 2.19); provided, further, that such commission shall be increased by 2% per annum upon the occurrence and during the continuation of an Event of Default if the Borrowers are required to pay Default Interest pursuant to Section 2.07(b).

(ii) Each Borrower shall pay to each Issuing Bank for its own account a fronting fee on the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank at the request of such Borrower and outstanding from time to time during each calendar quarter at a rate per annum equal to 0.25% payable in arrears quarterly on the third Business Day after the later of (a) receipt of an invoice for the fronting fee or (b) the last day of each March, June, September and December, commencing with the quarter ended June 30, 2024, and on the Termination Date applicable to such Issuing Bank payable upon demand.

(c) Agent’s Fees. The Company shall pay to the Agent for its own account such fees as may from time to time be agreed between the Company and the Agent.

Interpublic Credit Agreement

SECTION 2.05 Optional Termination or Reduction of the Revolving Credit Commitments.

(a) Ratable Reduction. The Company shall have the right, upon at least three Business Days’ notice to the Agent, permanently to terminate in whole or to reduce ratably in part the unused portions of the respective Revolving Credit Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b) Non-Ratable Reduction. The Company shall have the right, at any time, upon at least three Business Days’ notice to a Defaulting Lender (with a copy to the Agent), to terminate in whole such Defaulting Lender’s Revolving Credit Commitment. Such termination shall be effective with respect to such Defaulting Lender’s Revolving Credit Commitment on the date set forth in such notice, provided, however, that such date shall be no earlier than three Business Days after receipt of such notice. Upon termination of a Lender’s Revolving Credit Commitment under this Section 2.05(b), the Borrowers will pay all principal of, and interest accrued to the date of such payment on, Advances owing to such Defaulting Lender and pay any accrued facility fee payable to such Defaulting Lender pursuant to the provisions of Section 2.04(a), and all other amounts then payable to such Defaulting Lender hereunder (including, but not limited to, any increased costs, additional interest or other amounts owing under Section 2.11, any indemnification for Taxes under Section 2.14, and any compensation payments due as provided in Section 9.04(c)); and upon such payments, the obligations of such Defaulting Lender hereunder shall, by the provisions hereof, be released and discharged; provided, however, that (i) such Defaulting Lender’s rights under Sections 2.11, 2.14 and 9.04, and its obligations under Section 9.04(e) shall survive such release and discharge as to matters occurring prior to such date; and (ii) no claim that the Borrowers may have against such Defaulting Lender arising out of such Defaulting Lender’s default hereunder shall be released or impaired in any way. Any reduction in the aggregate amount of the Commitments of the Lenders pursuant to this Section 2.05(b) may not be reinstated except as otherwise provided in Section 2.18; provided further, however, that if pursuant to this Section 2.05(b), the Borrowers shall pay to a Defaulting Lender any principal of, or interest accrued on, the Advances owing to such Defaulting Lender, then the Borrowers shall either (x) confirm to the Agent that no Default under Section 6.01(a) or (e) or Event of Default has occurred and is continuing or (y) pay or cause to be paid a ratable payment of principal and interest on Advances owing to all Non-Defaulting Lenders.

SECTION 2.06 Repayment.

(a) Advances. Each Borrower shall repay to the Agent for the ratable account of each Lender on the Termination Date applicable to such Lender the aggregate principal amount of the Advances then outstanding to such Borrower.

(b) Letter of Credit Reimbursements. The obligation of any Borrower under this Agreement to repay any Advance that results from payment of a drawing under a Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by a Borrower is without prejudice to, and does not constitute a waiver of, any rights such Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by such Borrower thereof):

Interpublic Credit Agreement

(i) any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii) any change in the time, manner or place of payment of any Letter of Credit;

(iii) the existence of any claim, set-off, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not substantially comply with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of any Borrower in respect of the L/C Related Documents; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing that might, but for the provisions of this Section, constitute a legal or equitable discharge of any Borrower’s obligations hereunder.

SECTION 2.07 Interest on Advances.

(a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Term SOFR Advances. During such periods as such Advance is a Term SOFR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) Term SOFR for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and on the date such Term SOFR Advance shall be Converted or paid in full.

Interpublic Credit Agreement

(iii) EURIBOR Advances. During such periods as such Advance is a EURIBOR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) EURIBOR for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such EURIBOR Advance shall be paid in full.

(iv) SONIA Advances. During such periods as such Advance is a SONIA Advance, a rate per annum equal at all times to the sum of (x) SONIA in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears on each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Advance; provided that, as to any such Advance, (i) if any such date would be a day other than a Business Day, such date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such date shall be the next preceding Business Day and (ii) with respect to any Borrowing that occurs on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in any applicable calendar month) shall be the last Business Day of any such succeeding applicable calendar month, and on the date such SONIA Advance shall be paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require the Borrowers to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i), (a)(ii), (a)(iii) or (a)(iv) above, at a rate per annum equal at all times to 2% per annum (in addition to the interest required to be paid on such Advance pursuant to clause (a)(i), (a)(ii), (a)(iii) or (a)(iv) above) and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

SECTION 2.08 Interest Rate Determination. (a) The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i), (ii), (iii) or (iv).

(b) If the Required Lenders notify the Agent that (i) with respect to any EURIBOR Advances, they are unable to obtain matching deposits in the applicable inter-bank market at or about 11:00 A.M. (Brussels time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period, (ii) with respect to any EURIBOR Advances or Term SOFR Advances, EURIBOR or Term SOFR for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective EURIBOR Advances or Term SOFR Advances for such Interest Period or (iii) with respect to any SONIA

Interpublic Credit Agreement

Advances, SONIA will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective SONIA Advances, the Agent shall forthwith so notify the Company and the Lenders, whereupon (A) the Borrower of such EURIBOR Advances or Term SOFR Advances will, on the last day of the then existing Interest Period therefor, (1) in the case of Term SOFR Advances, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (2) in the case of EURIBOR Advances, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances in the Equivalent amount of Dollars, (B) the Borrower of such SONIA Advances will, immediately after receipt of such notice, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances in the Equivalent amount of Dollars, and (B) the obligation of the Lenders to make Term SOFR Advances, EURIBOR Advances or SONIA Advances, as applicable, or to Convert Base Rate Advances into Term SOFR Advances, shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

(c) If any Borrower shall fail to select the duration of any Interest Period for any EURIBOR Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify such Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances in the Equivalent amount of Dollars.

(d) On the date on which the aggregate unpaid principal amount of Term SOFR Advances, SONIA Advances or EURIBOR Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000 (or the Equivalent thereof in any Committed Currency), such Advances shall automatically (i) in the case of Term SOFR Advances, Convert into Base Rate Advances and (ii) in the case of EURIBOR Advances or SONIA Advances, Convert into Base Rate Advances in the Equivalent amount of Dollars.

(e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) (A) each Term SOFR Advance will automatically, on the last day of the then existing Interest Period therefor, be Converted into a Base Rate Advance, (B) each Advance that is denominated in any Committed Currency which accrues interest at a daily rate shall continue to remain outstanding, and (C) each Advance that is denominated in any Committed Currency which accrues interest at a term rate shall automatically, on the last day of the then existing Interest Period for such Advance and subject to Section 2.08(f)(ii), be continued with an Interest Period of one month and (ii) the obligation of the Lenders to Convert Dollar-denominated Advances into Term SOFR Advances shall be suspended.

(f) If any of the sources used to determine an interest rate hereunder (including, without limitation, any of the screen pages specified herein or any of the substitute or successor pages thereto) is unavailable,

(i) the Agent shall forthwith notify the Company and the Lenders that the interest rate cannot be determined for the applicable Advances,

(ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor (in the case of Term SOFR or EURIBOR Advances) or immediately (in the case of SONIA Advances), be prepaid by the applicable Borrower or be automatically Converted into a Base Rate Advance in the Equivalent amount of Dollars, and

Interpublic Credit Agreement

(iii) the obligation of the Lenders to make such Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.09 Optional Conversion of Advances. The Borrower of any Term SOFR Advance or Base Rate Advance may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third U.S. Government Securities Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all or any part of such Term SOFR Advances or Base Rate Advances comprising the same Borrowing into Base Rate Advances or Term SOFR Advances, as the case may be; provided, however, that any Conversion of Term SOFR Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Term SOFR Advances, any Conversion of Base Rate Advances into Term SOFR Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any such Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, and (ii) the Dollar denominated Advances to be Converted. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.

SECTION 2.10 Prepayments of Advances.

(a) Optional. Each Borrower may, upon notice at least two U.S. Government Securities Business Days prior to the date of such prepayment, in the case of Term SOFR Advances, upon notice at least two Business Days prior to the date of such prepayment, in the case of EURIBOR Advances or SONIA Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Advances denominated in Dollars and the Equivalent of $5,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Advances denominated in any Committed Currencies (determined on the date notice of prepayment is given) and (y) in the event of any such prepayment of a EURIBOR Advance or a Term SOFR Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

(b) Mandatory Prepayments. (i) If the Agent notifies the Company on the second Business Day prior to any interest payment date that the sum of (A) the aggregate principal amount of all Advances denominated in Dollars plus the Available Amount of Letters of Credit denominated in Dollars then outstanding plus (B) the Equivalent in Dollars (both (A) and (B) determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in Committed Currencies plus the Available Amount of all Letters of Credit denominated in Committed L/C Currencies then outstanding

Interpublic Credit Agreement

exceeds 105% of the aggregate Revolving Credit Commitments of the Lenders on such date, the Borrowers shall, within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Advances owing by the Borrowers in an aggregate amount sufficient to reduce such sum after such payment to an amount not to exceed 100% of the aggregate Revolving Credit Commitments of the Lenders. The Agent shall provide such notice to the Company at the request of any Lender.

(ii) Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a EURIBOR Advance or a Term SOFR Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrowers shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c). The Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Company and the Lenders.

(c) Letters of Credit. (i) The Company shall, on the day that is 15 days prior to the Termination Date, pay to the Agent for deposit in the regular sub-account of the L/C Cash Deposit Account an amount sufficient to cause the aggregate amount on deposit in the regular sub-account of the L/C Cash Deposit Account to equal the sum of (a) 105% of the Dollar Equivalent of the aggregate Available Amount of all Letters of Credit, other than Special Letters of Credit, then outstanding denominated in any Committed L/C Currency other than Dollars and (b) 100% of the aggregate Available Amount of all Letters of Credit, other than Special Letters of Credit, then outstanding denominated in Dollars. Upon the drawing of any such Letter of Credit, to the extent funds are on deposit in the regular sub-account of the L/C Cash Deposit Account, such funds shall be applied to reimburse the applicable Issuing Banks to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment of the corresponding Advance in respect of such Letter of Credit. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrowers thereunder shall have been paid in full, the balance, if any, in such regular sub-account of the L/C Cash Deposit Account in respect of such Letters of Credit shall be promptly returned to the Company.

(ii) The Company shall, on the day that is 105 days prior to the Termination Date, pay to the Agent for deposit in the special sub-account of the L/C Cash Deposit Account established for each Issuing Bank that has issued an outstanding Special Letter of Credit (against which such Issuing Bank and its Affiliates shall have rights of setoff with respect to any obligations, whether matured or contingent, in respect of Special Letters of Credit issued by such Issuing Bank) an amount sufficient to cause the aggregate amount, denominated in the same currency or currencies in which the respective Special Letters of Credit then outstanding are denominated, on deposit in such special sub-account of the L/C Cash Deposit Account to equal 100% of the aggregate Available Amount of all Special Letters of Credit issued by such Issuing Bank then outstanding. Upon the drawing of any Special Letter of Credit, to the extent funds are on deposit in the applicable special sub-account of the L/C Cash Deposit Account in respect of such Special Letter of Credit, such funds shall be applied (prior to the application of any other funds) to reimburse the Issuing Bank of such Letter of Credit to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment of the corresponding Advance in respect of such Letter of Credit. After all Special Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrowers thereunder shall have been paid in full, the balance, if any, in such special sub-account of the L/C Cash Deposit Account in respect of Special Letters of Credit shall be promptly returned to the Company.

Interpublic Credit Agreement

SECTION 2.11 Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof or (ii) the compliance with any guideline or request issued after the date hereof by any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, continuing, converting to, funding or maintaining Advances or agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Indemnified Taxes or Other Taxes (as to which Section 2.14 shall govern) or Taxes described in Section 2.14(a)(iv) through (vii) and (ii) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes), then the Company shall from time to time, within 10 days of demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Company and the Agent by such Lender, shall constitute prima facie evidence of such amounts.

(b) If any Lender determines that due to the introduction of or any change in or in the interpretation of any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) after the date hereof, taking into consideration the policies of such Lender and any corporation controlling such Lender with respect to capital adequacy or liquidity requirements, increases or would increase the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such increase is based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of this type and the effect of such increase is to reduce the rate of return on such Lender’s capital or on the capital of the corporation controlling such Lender, then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall pay within 10 days of such demand to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder. A certificate as to such amounts submitted to the Company and the Agent by such Lender shall constitute prima facie evidence of such amounts.

(c) If any governmental authority of the jurisdiction of any Committed Currency or Committed L/C Currency (or any other jurisdiction in which the funding operations of any Lender shall be conducted with respect to such Committed Currency or Committed L/C Currency) shall introduce or increase any reserve, liquid asset or similar requirement after the date hereof with respect to any category of deposits or liabilities customarily used to fund loans in such Committed Currency or Committed L/C Currency, or by reference to which interest rates applicable to loans in such Committed Currency or Committed L/C Currency are determined, and

Interpublic Credit Agreement

the result of such requirement shall be to increase the cost to such Lender of making or maintaining any Advance denominated in a Committed Currency, and such Lender shall deliver to the relevant Borrowers a notice requesting compensation under this paragraph, then the relevant Borrowers will pay to such Lender within 10 days after each date on which interest is paid pursuant to Section 2.07 with respect to each affected Advance denominated in a Committed Currency, an amount that will compensate such Lender for such additional cost. A certificate in reasonable detail as to the amount of such increased cost, submitted to the Company and the Agent by such Lender shall constitute prima facie evidence of such amounts.

(d) For the avoidance of doubt, for purposes of this Section 2.11, any changes resulting from requests, rules, guidelines or directives (x) issued by any governmental authority in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued, shall be subject to subsections (a), (b) and (c) above provided that the Lender making any claim under any such subsection shall have given the Company at least 30 days prior notice of such change(s).

(e) Notwithstanding any other provision of this Section, no Lender shall demand compensation for any increased cost or reduction pursuant to this Section if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

SECTION 2.12 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation after the date hereof makes it unlawful, or any central bank or other governmental authority asserts after the date hereof that it is unlawful, for such Lender or its Applicable Lending Office to perform its obligations hereunder to make Term SOFR Advances, SONIA Advances or EURIBOR Advances or to fund or maintain Term SOFR Advances, SONIA Advances or EURIBOR Advances hereunder, (a) each Term SOFR Advance funded by such Lender will automatically, upon such demand, be Converted into a Base Rate Advance, (b) each EURIBOR Advance and each SONIA Advance will automatically, upon such demand, be Converted into a Base Rate Advance in the Equivalent amount of Dollars and (c) the obligation of such Lender to make EURIBOR Advances, SONIA Advances or Term SOFR Advances or to Convert Base Rate Advances into Term SOFR Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.13 Payments and Computations. (a) Each Borrower shall make each payment hereunder, except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency or Committed L/C Currency, not later than 12:00 noon (New York City time) on the day when due in Dollars to the Agent at the applicable Agent’s Account in same day funds and without deduction, set off or counterclaim. Each Borrower shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency, not later than 9:30 A.M. (at the Payment Office for such Committed Currency) on the day when due in such Committed Currency

Interpublic Credit Agreement

to the Agent, by deposit of such funds to the applicable Agent’s Account in same day funds and without deduction, set off or counterclaim. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.04(b)(ii), 2.11, 2.14 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18 or an extension of the Termination Date pursuant to Section 2.20, and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date or Anniversary Date, as the case may be, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under any Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest based on Base Rate or SONIA shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on Term SOFR, EURIBOR or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days with twelve 30-day months (or, in each case of Advances denominated in Committed Currencies where market practice differs, in accordance with market practice), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under any Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Term SOFR Advances or EURIBOR Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies.

Interpublic Credit Agreement

(e) To the extent that the Agent receives funds for application to the amounts owing by any Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.13, the Agent shall be entitled to convert or exchange such funds into Dollars or into a Committed Currency or from Dollars to a Committed Currency or from a Committed Currency to Dollars, as the case may be, to the extent necessary to enable the Agent to distribute such funds in accordance with the terms of this Section 2.13; provided that each Borrower and each of the Lenders hereby agree that the Agent shall not be liable or responsible for any loss, cost or expense suffered by such Borrower or such Lender as a result of any conversion or exchange of currencies effected pursuant to this Section 2.13(e) or as a result of the failure of the Agent to effect any such conversion or exchange provided such failure was not a result of gross negligence or willful misconduct on the part of the Agent; and provided further that the applicable Borrower agrees to indemnify the Agent and each Lender, and hold the Agent and each Lender harmless, but without duplication, for any and all losses, costs and expenses incurred by the Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.13(e), provided such losses, costs and expenses were not the result of gross negligence or willful misconduct on the part of the Agent.

SECTION 2.14 Taxes. (a) Subject to Sections 2.14(e) and 2.14(g), any and all payments by each Borrower hereunder or under any Notes shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any governmental authority, and all liabilities with respect thereto (“Taxes”), excluding, (i) in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise Taxes imposed on it in lieu of net income Taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof, (ii) in the case of each Lender, Taxes imposed on its overall net income, and franchise Taxes imposed on it in lieu of net income Taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, (iii) in the case of each Lender and the Agent, Taxes imposed as a result of a present or former connection between such Lender or the Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document) (such Taxes herein referred to as “Other Connection Taxes”), (iv) in the case of any Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Commitment pursuant to a law in effect on the date on which (A) such Lender acquires an interest in the Commitment (other than pursuant to an assignment request by the Company under Section 2.21) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to this Section 2.14, amounts with respect to such Taxes were payable either to such assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (v) any United States federal backup withholding Tax, (vi) any withholding Tax imposed as a result of the failure to comply with the requirements of FATCA,

Interpublic Credit Agreement

and (vii) any Tax, assessment or other governmental charge that would not have been imposed but for a failure by each Lender or the Agent, or any other legal or beneficial holder or any foreign financial institution through which payments on the Borrowings under this Agreement are made to comply with any applicable certification, documentation, information or other reporting requirement concerning the nationality, residence, identity, direct or indirect ownership of or investment in, or connection with the United States of America of the applicable Lender, the Agent, or any other legal or beneficial holder or any foreign financial institution through which payments on the Borrowings under this Agreement are made if such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such Tax, assessment or other governmental charge (all such excluded Taxes referred to as “Excluded Taxes” and all such non-excluded Taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any Notes being hereinafter referred to as “Indemnified Taxes”). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, if such Tax is an Indemnified Tax, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Company shall pay any present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies that arise from any payment made hereunder or under any Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or any Notes (hereinafter referred to as “Other Taxes”).

(c) Subject to Sections 2.14(e) and 2.14(g), each Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Indemnified Taxes or Other Taxes imposed on or paid by such Lender or the Agent (as the case may be) that the Borrower is required to pay pursuant to this Section 2.14 and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d) Within 45 days after the date of any payment of Taxes, each Borrower shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. In the case of any payment hereunder or under any Notes by or on behalf of such Borrower through an account or branch outside the United States or by or on behalf of such Borrower by a payor that is not a United States person, if such Borrower determines that no Taxes are payable in respect thereof, such Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

Interpublic Credit Agreement

(e) (i) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Company (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Company with two copies of Internal Revenue Service forms W-8BEN, W-8BEN-E or W-8ECI (or a Form W-8IMY with supporting forms attached), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any Notes. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrowers and shall not be obligated to include in such form or document such confidential information.

(ii) If a payment made to a Lender hereunder would be subject to United States federal withholding tax pursuant to FATCA, if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Company and the Agent, at the appropriate time any documentation reasonably requested by the Company or the Agent as may be necessary for the Borrowers or the Agent to comply with their obligations under FATCA and to determine whether withholding under FATCA is required.

(f) Each Lender that is a United States person shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Agent or the Company, provide each of the Agent and the Company with two copies of Internal Revenue Service Form W-9 certifying that it is not subject to backup withholding. If such Internal Revenue Service Form W-9 previously delivered expires or becomes obsolete or inaccurate in any respect, such Lender shall update such form or certification or promptly notify the Agent and the Company in writing of its legal inability to do so.

(g) For any period with respect to which a Lender has failed to provide the Company with the appropriate form, certificate or other document described in Section 2.14(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification or a gross up under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure, including any United States federal withholding tax imposed as a result of a failure to satisfy the applicable requirements of FATCA; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Company shall take such steps at such Lender’s expense as the Lender shall reasonably request to assist the Lender to recover such Taxes.

Interpublic Credit Agreement

(h) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.15 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than (x) as payment of an Advance made by an Issuing Bank pursuant to the first sentence of Section 2.03(c) or (y) pursuant to Section 2.11, 2.14 or 9.04(c)) in excess of its Ratable Share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.16 Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.

(b) The Register maintained by the Agent pursuant to Section 9.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from such Borrower hereunder and each Lender’s share thereof.

Interpublic Credit Agreement

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

SECTION 2.17 Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Company and its Consolidated Subsidiaries, including acquisition financing. Each of the Borrowers represents and covenants that no Advance or Letter of Credit, nor the proceeds from any Advance or Letter of Credit, will be used directly or, to its knowledge, indirectly, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any Anti-Corruption Laws, (b) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except in accordance with valid and effective licenses and permits issued by the government of the United States or otherwise in accordance with applicable law or (c) in any manner that would result in the violation of any Sanctions applicable to the Borrowers, or to the knowledge to the Borrowers, any other party hereto.

SECTION 2.18 Increase in the Aggregate Revolving Credit Commitments. (a)The Company may, at any time but in any event not more than once in any calendar year prior to the latest Termination Date, by notice to the Agent, request that the aggregate amount of the Revolving Credit Commitments be increased by an amount of $25,000,000 or an integral multiple of $5,000,000 in excess thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the latest scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Revolving Credit Commitments at any time be increased by more than $250,000,000 above the aggregate amount of the Revolving Credit Commitments as of the Restatement Date and (ii) on the related Increase Date the applicable conditions set forth in Article III shall be satisfied.

(b) The Agent shall promptly notify the Non-Defaulting Lenders and such other Persons that satisfy the definition of Eligible Assignee as the Company may identify of a request by the Company for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Non-Defaulting Lenders and such other Persons wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments (with respect to any proposed Commitment Increase, the “Commitment Date”). Each Non-Defaulting Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) and each such other Person that is willing to participate in such requested Commitment Increase (each such Eligible Assignee and each Eligible Assignee that shall become a party hereto in accordance with Section 2.20, an “Assuming Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to participate in such Commitment Increase; provided, however, that the

Interpublic Credit Agreement

Revolving Credit Commitment of each such Assuming Lender shall be in an amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof. Promptly following each Commitment Date, the Agent shall notify the Company as to the amount, if any, by which the Increasing Lenders and Assuming Lenders are willing to participate in the requested Commitment Increase. If the Increasing Lenders and Assuming Lenders notify the Agent that they are willing to increase the amount of their respective Revolving Credit Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Increasing Lenders and Assuming Lenders willing to participate therein in such amounts as are agreed between the Company and the Agent; provided that (x) the Company may in its discretion determine that such allocation shall be made pro rata among the Increasing Lenders and the Assuming Lenders, based on the ratio of each such Person’s proposed participation in the Commitment Increase to the aggregate amount of all such proposed participations and (y) the resulting increased Revolving Credit Commitments of the Increasing Lenders and the Assuming Lenders shall be subject to the approval of each Issuing Bank (which approvals shall not be unreasonably withheld or delayed). The Agent shall promptly notify the Increasing Lenders and each Assuming Lender of the results of any such allocation of the Commitment Increase.

(c) On each Increase Date, each Assuming Lender shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

(i) (A) certified copies of resolutions of the Board of Directors of the Company or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Company (which may be in-house counsel), in substantially the form of Exhibit D-2 hereto;

(ii) an assumption agreement from each Assuming Lender, if any, in substantially the form of Exhibit F hereto (each an “Assumption Agreement”), duly executed by such Assuming Lender, the Agent and the Company; and

(iii) confirmation from each Increasing Lender of the increase in the amount of its Revolving Credit Commitment in a writing satisfactory to the Company and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(c), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Company, on or before 1:00 P.M. (New York City time), in writing, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender shall, as of the Increase Date, fund their respective Ratable Shares of each Borrowing then outstanding, which funds the Agent shall distribute to the other Lenders to effect a funding of each such Borrowing by each of the Lenders (including the Increasing Lenders and the Assuming Lenders) ratably in accordance with their Ratable Shares after giving effect to the applicable Commitment Increase and, if the applicable Increase Date is not the last day of an Interest Period, the Company shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

Interpublic Credit Agreement

SECTION 2.19 Defaulting Lenders.

(a) If at the time a Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law, any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6.01 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 9.05 or 9.07(b)(vii) shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to the L/C Cash Deposit Account to cash collateralize the Issuing Banks’ fronting exposure with respect to such Defaulting Lender with respect to Letters of Credit; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth if so determined by the Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) cash collateralize the Issuing Banks’ future fronting exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Borrowing or drawing under a Letter of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Borrowings were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.03 were satisfied or waived, such payment shall be applied solely to pay the Borrowings of, and drawings under Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Borrowings of, or any drawings under any Letter of Credit owed to, such Defaulting Lender until such time as all Borrowings and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the Revolving Credit Commitments without giving effect to Section 2.19(b)(i), it being understood that any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or paid into the L/C Case Deposit Account pursuant to this Section 2.19(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

Interpublic Credit Agreement

(b) If any Letters of Credit are outstanding at the time a Lender becomes a Defaulting Lender, and the Commitments have not been terminated in accordance with Section 6.01, then:

(i) so long as no Event of Default has occurred and is continuing, all or any part of the Available Amount of outstanding Letters of Credit (except in the case where the applicable Issuing Bank is the Defaulting Lender) shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares (excluding from the determination thereof any Defaulting Lender’s Revolving Credit Commitment) but only to the extent that the sum of (A) the aggregate principal amount of all Advances made by such Non-Defaulting Lenders (in their capacity as Lenders) and outstanding at such time, plus (B) such Non-Defaulting Lenders’ Ratable Shares (before giving effect to the reallocation contemplated herein) of the Available Amount of all outstanding Letters of Credit, plus (C) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Non-Defaulting Lenders and outstanding at such time, plus (D) such Defaulting Lender’s Ratable Share of the Available Amount of such Letters of Credit, does not exceed the total of all Non-Defaulting Lenders’ Revolving Credit Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers and each Issuing Bank that is a Non-Defaulting Lender shall enter into such arrangements as are reasonably satisfactory to the Borrowers and such Issuing Bank in order (after giving effect to any partial reallocation pursuant to clause (i) above) reasonably to mitigate the remaining risk with respect to such Defaulting Lender to the applicable Issuing Bank for so long as such Letters of Credit are outstanding;

(iii) if the Ratable Shares of Letters of Credit of the Non-Defaulting Lenders are reallocated pursuant to this Section 2.19(b), then the fees payable to the Lenders pursuant to Section 2.04(b)(i) shall be adjusted in accordance with such Non-Defaulting Lenders’ Ratable Shares of Letters of Credit and, to the extent not so reallocated, shall be allocated to the Issuing Bank or retained by the Borrowers as agreed pursuant to clause (ii) above.

(c) So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, renew or increase any Letter of Credit unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Lenders or the provisions of Section 2.19(b)(ii) have been complied with, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.19(b)(i) (and Defaulting Lenders shall not participate therein).

(d) No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.19, performance by the Borrowers of their obligations hereunder shall not be excused or otherwise modified as a result of the operation of this Section 2.19. Subject to Section 9.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender. The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to any other rights and remedies which the Borrowers, the Agent, any Issuing Bank or any Lender may have against such Defaulting Lender (including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following the reallocation described in subsection (b)(i) above).

Interpublic Credit Agreement

(e) If the Company, the Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, and the Company has not terminated the Commitment of such Defaulting Lender in accordance with Section 2.05(b), the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.19(b)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.20 Extension of Termination Date.

(a) Requests for Extension. The Company may, not more than twice, by written notice to the Agent (who shall promptly notify the Lenders) not earlier than 60 days and not later than 45 days prior to any anniversary of the Restatement Date (an “Anniversary Date”), request that each Lender extend such Lender’s Termination Date for an additional one year from the Termination Date then in effect with respect to such Lender.

(b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by written notice to the Agent given not later than the date (the “Notice Date”) that is 15 days prior to such Anniversary Date, advise the Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Termination Date (a “Non Extending Lender”) shall notify the Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender). The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c) Notification by Agent. The Agent shall notify the Company of each Lender’s determination under this Section no later than the date 10 days prior to the applicable Anniversary Date (or, if such date is not a Business Day, on the preceding Business Day).

(d) Additional Commitment Lenders. The Company shall have the right on or before the applicable Anniversary Date to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (as an Assuming Lender) with the approval of the Agent and each Issuing Bank (which approvals shall not be unreasonably withheld or delayed), each of which Assuming Lenders shall have entered into an Assumption Agreement pursuant to which such Assuming Lender shall, effective as of the applicable Anniversary Date, undertake a Commitment (and, if any such Assuming Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).

Interpublic Credit Agreement

(e) Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Termination Date and the additional Commitments of the Assuming Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the applicable Anniversary Date, then, effective as of such Anniversary Date, the Termination Date of each Lender (other than a Non-Extending Lender) and of each Assuming Lender shall be extended to the date falling one year after the Termination Date in effect for such Lenders (except that, if such date is not a Business Day, such Termination Date as so extended shall be the preceding Business Day) and each Assuming Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Termination Date pursuant to this Section shall not be effective with respect to any Lender unless on the applicable Anniversary Date:

(x) no Default shall have occurred and be continuing on such date and after giving effect to such extension; and

(y) the representations and warranties contained in Section 4.01 of this Agreement are correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality or Material Adverse Effect, in all respects) on and as of such date of such extension and after giving effect to such extension, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

SECTION 2.21 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Company) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Interpublic Credit Agreement

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14, or if any Lender is a Defaulting Lender, or if any Lender becomes a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Agent require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.14) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Company shall have paid to the Agent the assignment fee (if any) specified in Section 9.07;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in L/C disbursements (if any), accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(v) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.22 Benchmark Replacement.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any such Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of any then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator or the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that

Interpublic Credit Agreement

representativeness will not be restored, (i) with respect to amounts denominated in Dollars, the Borrowers may revoke any request for a borrowing of, conversion to or continuation of Advances to be made, converted or continued that would bear interest by reference to such Benchmark until the Company’s receipt of notice from the Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Advances and (ii) with respect to amounts denominated in any currency other than Dollars, the obligation of the Lenders to make or maintain Advances referencing such Benchmark in the affected currency shall be suspended (to the extent of the affected amounts or Interest Periods (as applicable)) and any outstanding loans in such currency shall immediately or, in the case of a term rate at the end of the applicable Interest Period, be converted to Base Rate Advances in an amount equal to the Dollar Equivalent thereof. During the period referenced in the foregoing sentence, if a component of the Base Rate is based upon the Benchmark, such component will not be used in any determination of the Base Rate.

(b) Conforming Changes. In connection with the implementation and administration of any Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Company and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes. For the avoidance of doubt, any notice required to be delivered by the Agent as set forth in this Section 2.22 may be provided, at the option of the Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Conforming Changes. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.22.

(d) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of any Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including Term SOFR or EURIBOR), then the Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01 Conditions Precedent to Effectiveness of the Amendment and Restatement. This amendment and restatement of the Existing Credit Agreement (this “Amendment and Restatement”) shall become effective on the first date (the “Restatement Date”) on which the following conditions have been satisfied:

Interpublic Credit Agreement

(a) The Agent shall have received counterparts of this Amendment and Restatement executed by the Company and each of the Lenders or, as to any of the Lenders, advice satisfactory to the Agent that such Lender has executed this Amendment and Restatement.

(b) The Company shall have paid all invoiced accrued fees and expenses of the Agent and the Lenders (including the invoiced accrued fees and expenses of counsel to the Agent).

(c) On the Restatement Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Company, dated the Restatement Date, stating that:

(i) The representations and warranties contained in Section 4.01 are correct on and as of the Restatement Date, and

(ii) No event has occurred and is continuing that constitutes a Default.

(d) The Agent shall have received on or before the Restatement Date the following, each dated the Restatement Date, in form and substance satisfactory to the Agent and in sufficient copies for each Lender:

(i) Any Notes required by each Lender executed by the Company and made payable to the order of such Lender pursuant to Section 2.16.

(ii) Certified copies of the resolutions of the Board of Directors or the Finance Committee of the Board of Directors of the Company approving this Amendment and Restatement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Amendment and Restatement.

(iii) A certificate of the Secretary or an Assistant Secretary of the Company (x) certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered by it hereunder, (y) including the certificate of incorporation of the Company certified by the relevant authority of the jurisdiction of organization of the Borrower and the by-laws of the Borrower as in effect on the date on which the resolutions referred to in clause (ii) above were adopted and (z) including a good standing certificate for the Company from its jurisdiction of organization.

(iv) A favorable opinion of Andrew Bonzani, General Counsel of the Company, and of Willkie Farr & Gallagher LLP, counsel for the Company, substantially in the form of Exhibits D-2 and D-1 hereto, respectively.

Interpublic Credit Agreement

(v) A favorable opinion of Allen Overy Shearman Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

(e) The Company shall have notified the Agent in writing as to the proposed Restatement Date.

(f) The Agent (and each Lender that so requests) shall have received, at least three (3) Business Days prior to the Restatement Date, and the Agent and such Lender shall be reasonably satisfied with, all documentation and other information about the Company required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, reasonably requested in writing by any Lender at least ten (10) Business Days prior to the Restatement Date.

(g) The Company shall have paid to the Agent, for the benefit of the Persons entitled thereto, the principal amount of all outstanding “Advances” and all other accrued amounts under the Existing Credit Agreement. Each Lender that is a “Lender” under and as defined in the Existing Credit Agreement, hereby agrees in such capacity under the Existing Credit Agreement that the requirements thereunder with respect to prepayments of the loans thereunder that notices be delivered in advance are waived.

SECTION 3.02 Initial Advance to Each Designated Subsidiary. The obligation of each Lender to make an initial Advance to each Designated Subsidiary is subject to the receipt by the Agent on or before the date of such initial Advance of each of the following, in form and substance reasonably satisfactory to the Agent and dated such date, and (except for any Notes) in sufficient copies for each Lender:

(a) Any Notes required by each Lender executed by such Designated Subsidiary and made payable to the order of such Lender pursuant to Section 2.16.

(b) Certified copies of the resolutions of the Board of Directors of such Designated Subsidiary (with a certified English translation if the original thereof is not in English) approving this Agreement and any Notes to be delivered by it, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(c) A certificate of a proper officer of such Designated Subsidiary (x) certifying the names and true signatures of the officers of such Designated Subsidiary authorized to sign its Designation Agreement and any Notes to be delivered by it hereunder and the other documents to be delivered by it hereunder, (y) including the certificate of incorporation of such Designated Subsidiary certified by the relevant authority of the jurisdiction of organization of such Designated Subsidiary and the by-laws of such Designated Subsidiary as in effect on the date on which the resolutions referred to in clause (b) above were adopted and (z) including a good standing certificate for such Designated Subsidiary from its jurisdiction of organization.

Interpublic Credit Agreement

(d) A certificate signed by a duly authorized officer of the Company, certifying that such Designated Subsidiary has obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Designated Subsidiary to execute and deliver its Designation Agreement and any Notes to be delivered by it and to perform its obligations hereunder and thereunder.

(e) A Designation Agreement duly executed by such Designated Subsidiary and the Company.

(f) Favorable opinions of counsel (which may be in-house counsel) to such Designated Subsidiary substantially in the forms of Exhibits D-1 and D-2 hereto, respectively, and as to such other matters as any Lender through the Agent may reasonably request.

(g) In the case of a Designated Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a duly executed and completed Beneficial Ownership Certification;

(h) Such other approvals, opinions or documents as any Lender, through the Agent, may reasonably request in order for the Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

SECTION 3.03 Conditions Precedent to Each Borrowing, Issuance and Commitment Increase. The obligation of each Lender to make an Advance (other than an advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing, the obligations of each Issuing Bank to issue a Letter of Credit and each Commitment Increase shall be subject to the conditions precedent that the Restatement Date shall have occurred and on the date of such Borrowing, such issuance or the applicable Increase Date (as the case may be) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance or request for Commitment Increase and the acceptance by any Borrower of the proceeds of such Borrowing, such issuance or such Increase Date shall constitute a representation and warranty by such Borrower that on the date of such Borrowing, the date of such issuance or such Increase Date, as the case may be, such statements are true):

(a) the representations and warranties contained in Section 4.01 (except, in the case of Borrowings and issuances, the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof) and, in the case of any Borrowing made to a Designated Subsidiary, in the Designation Agreement for such Designated Subsidiary, are correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality or Material Adverse Effect, in all respects) on and as of such date, before and after giving effect to such Borrowing, such issuance or such Commitment Increase (as the case may be) and to the application by the applicable Borrower of the proceeds therefrom, as though made on and as of such date, and

(b) no event has occurred and is continuing, or would result from such Borrowing, such issuance or such Commitment Increase (as the case may be) or from the application by the applicable Borrower of the proceeds therefrom, that constitutes a Default.

Interpublic Credit Agreement

SECTION 3.04 Determinations Under Sections 3.01 and 3.02. For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Agent, designates as the proposed Restatement Date or the date of the initial Advance to the applicable Designated Subsidiary, as the case may be, specifying its objection thereto; provided that with respect to the date of the initial Advance to a Designated Subsidiary, any such notice delivered by a Defaulting Lender shall be disregarded. The Agent shall promptly notify the Lenders of the occurrence of the Restatement Date and each date of initial Advance to a Designated Subsidiary, as applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of the Company. The Company represents and warrants as follows:

(a) The Company is a corporation duly organized, incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business.

(b) The execution, delivery and performance by the Company of this Agreement and the Notes to be delivered by it, if any, and the consummation of the transactions contemplated hereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation of the Company or of any judgment, injunction, order, decree, material agreement or other instrument binding upon the Company or result in the creation or imposition of any Lien on any asset of the Company or any of its Consolidated Subsidiaries.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Company of this Agreement or the Notes to be delivered by it, if any.

(d) This Agreement has been, and each of the Notes to be delivered by it, if any, when delivered hereunder will have been, duly executed and delivered by the Company. This Agreement is, and each of the Notes to be delivered by it when delivered hereunder will be, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to general principles of equity.

Interpublic Credit Agreement

(e) (x) The Consolidated balance sheet of the Company and its Consolidated Subsidiaries as at December 31, 2023, and the related Consolidated statement of operations and cash flows of the Company and its Consolidated Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present in all material respects the Consolidated financial condition of the Company and its Consolidated Subsidiaries as at such date and the Consolidated results of the operations and cash flows of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. (y) The unaudited Consolidated balance sheet of the Company and its Consolidated Subsidiaries as at March 31, 2024 and the related unaudited Consolidated statement of operations and cash flows of the Company and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending at March 31, 2024, copies of which have been furnished to each Lender, fairly present in all material respects the Consolidated financial condition of the Company and its Consolidated Subsidiaries as at such date and the Consolidated results of the operations and cash flows of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. (z) Since the Consolidated balance sheet of the Company and its Consolidated Subsidiaries as at December 31, 2023, and except as disclosed in the Company’s reports filed with the SEC since such date and prior to the date hereof, there has been no Material Adverse Change.

(f) There is no action, suit, investigation, litigation or proceeding pending against, or to the knowledge of the Company, threatened against the Company or any of its Consolidated Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a significant probability of an adverse decision that (i) would have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(g) [Intentionally omitted].

(h) No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System). Following the application of the proceeds of each Advance, not more than 25% of the value of the property and assets of the Company and its Consolidated Subsidiaries taken as a whole, subject to the provisions of Section 5.02(a) or subject to any restriction contained in any agreement or instrument between the Company and any Lender or any Affiliate of any Lender relating to Debt within the scope of Section 6.01(d) will be “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

Interpublic Credit Agreement

(i) No Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(j) [Intentionally omitted].

(k) Each of the Company’s Consolidated Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business, all to the extent material to the Company and its Consolidated Subsidiaries taken as a whole.

(l) As of the date thereof (or, if undated, as of the date furnished), neither the Information Memorandum nor any other report or exhibit or other information (other than the financial statements referred to in Section 5.01(h)) furnished in writing by or on behalf of the Company to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement, as modified or supplemented by other information so furnished and when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that with respect to the projections hereafter furnished by the Company, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projections were prepared.

(m) The Company has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance in all material respects by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents under their control with Anti-Corruption Laws and applicable Sanctions. None of the Company, any Subsidiary of the Company or, to the knowledge of the Company or such Subsidiary, any of their respective directors, officers or employees or agents (under control of the Company) of the Company or any Subsidiary that will act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person.

(n) No Borrower is an Affected Financial Institution.

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.01 Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Consolidated Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and applicable environmental laws, except where the necessity of compliance is being contested in good faith or where failure to comply would not have a Material Adverse Effect; and maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents under their control with Anti-Corruption Laws and applicable Sanctions.

Interpublic Credit Agreement

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Consolidated Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material Taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might solely by operation of law become a Lien upon its property; provided, however, that neither the Company nor any of its Consolidated Subsidiaries shall be required to pay or discharge any such tax, assessment, levy, charge or claim (i) that is being contested in good faith and by proper proceedings and as to which appropriate reserves in accordance with generally accepted accounting principles are being maintained; or (ii) if failure to do so would not have a Material Adverse Effect.

(c) Maintenance of Insurance. Maintain, and cause each of its Consolidated Subsidiaries, all to the extent material to the Company and its Consolidated Subsidiaries taken as a whole, to maintain insurance with responsible and reputable insurance companies or associations (or through a self-insurance program deemed reasonable by the Company) in such amounts and covering such risks as is customarily carried by companies engaged in similar businesses in which the Company or such Consolidated Subsidiary operates.

(d) Preservation of Existence, Etc. Preserve and maintain, and cause each of its Consolidated Subsidiaries to preserve and maintain, its existence, rights (constituent document and statutory) and franchises necessary in the normal conduct of its business, all to the extent material to the Company and its Consolidated Subsidiaries taken as a whole; provided, however, that the Company and its Consolidated Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Company nor any of its Consolidated Subsidiaries shall be required to preserve any right or franchise if the failure to do so would not have a Material Adverse Effect.

(e) Visitation Rights. At any reasonable time and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof at their own expense, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Consolidated Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Consolidated Subsidiaries with any of their officers and with their independent certified public accountants, all as often as may reasonably be necessary to ensure compliance by the Company with its obligations hereunder, provided that (i) unless an Event of Default has occurred and is continuing, no more than one visit or inspection may be conducted per year and (ii) any such visits, inspections or discussions shall be coordinated through the Agent and shall not unreasonably interfere with the operations of the Company and its Consolidated Subsidiaries. Notwithstanding anything to the contrary in this Section 5.01(e), neither the Company or any of its Consolidated Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Agent or any Lender (or their respective representatives or contractors) is prohibited by law or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Interpublic Credit Agreement

(f) Keeping of Books. Keep, and cause each of its Consolidated Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each such Consolidated Subsidiary in accordance with sound business practices and applicable statutory requirements so as to permit the preparation of the Consolidated financial statements of the Company and its Consolidated Subsidiaries in accordance with generally accepted accounting principles in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Consolidated Subsidiaries to maintain and preserve, all of its properties that are used and useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not have a Material Adverse Effect.

(h) Reporting Requirements. Furnish to the Lenders or notify the Lenders of the availability of:

(i) as soon as available and in any event within 40 days after the end of each of the first three quarters of each fiscal year of the Company (or 15 days thereafter if the Company timely files a Form 12b-25 (or any successor form)), the unaudited Consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and unaudited Consolidated statement of operations and cash flows of the Company and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (except for the absence of footnotes and subject to year-end audit adjustments) by the chief financial officer or chief accounting officer of the Company as having been prepared in accordance with generally accepted accounting principles and a certificate of the chief financial officer, chief accounting officer or treasurer of the Company, which certificate shall include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 on the date of such balance sheet, provided that in the event that generally accepted accounting principles used in the preparation of such financial statements shall differ from GAAP, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

Interpublic Credit Agreement

(ii) as soon as available and in any event within 60 days after the end of each fiscal year of the Company (or 15 days thereafter if the Company timely files a Form 12b-25 (or any successor form)), a copy of the audited financial statements for such year for the Company and its Consolidated Subsidiaries, containing the Consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and Consolidated statement of operations and cash flows of the Company and its Consolidated Subsidiaries for such fiscal year, in each case accompanied by the report thereon of PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing, which shall be deemed delivered upon the Company’s filing of its audited financial statements within 60 days after the end of such fiscal year (or 15 days thereafter if the Company timely files a Form 12b-25 (or any successor form)), together with a certificate of the chief financial officer, chief accounting officer or treasurer of the Company, which certificate shall include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 on the date of such financial statements, provided that in the event that generally accepted accounting principles used in the preparation of such financial statements shall differ from GAAP, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(iii) as soon as possible and in any event within ten days after the chief executive officer, chief operation officer, principal financial officer or principal accounting officer of the Company knows or has reason to know of the occurrence of each Default continuing on the date of such statement, a statement of such officer of the Company setting forth details of such Default and the action that the Company has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that the Company sends to any of its security holders, and copies of all reports on Form 8-K and registration statements for the public offering of securities (other than pursuant to employee Plans) that the Company or any Consolidated Subsidiary files with the Securities and Exchange Commission;

(v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any of its Consolidated Subsidiaries of the type described in Section 4.01(f); and

(vi) such other information respecting the financial condition or business of the Company or any of its Consolidated Subsidiaries as any Lender through the Agent may from time to time reasonably request.

The financial statements and (in the case of annual financial statements) accompanying report of PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing providing such report required to be delivered pursuant to clauses (i) and (ii) and the reports and other materials required to be delivered pursuant to clause (iv) of this Section 5.01(h) shall be deemed to have been delivered by filing with the SEC (A) in the case of clauses (i) and (ii), the Company’s Form 10-K and Form 10-Q, respectively, and (B) in the case of clause (iv), such reports and other materials.

Interpublic Credit Agreement

The Company shall provide to the Agent (and not the Lenders) in an electronic medium, copies of the compliance certificates required to be delivered pursuant to clauses (i) and (ii), as applicable, of this Section 5.01(h), and the Agent shall make such compliance certificates available to the Lenders in accordance with Section 9.02(b), provided that, at the option of the Company, the same may be delivered in physical form and, provided further that, the Agent shall have the right to request that such copies of the same be delivered in physical form, in which case the Company shall cause the same to be delivered to the Agent (and not the Lenders) as soon as reasonably practicable. Notwithstanding any other provision in this Agreement to the contrary, any compliance certificate required to be delivered pursuant to clauses (i) or (ii), as applicable, of this Section 5.01(h) may be delivered on or prior to the second Business Day after the deemed delivery of any financial statements required to be delivered pursuant to clauses (i) and (ii) of this Section 5.01(h).

SECTION 5.02 Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will not:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Consolidated Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its assets, whether now owned or hereafter acquired, or assign, or permit any of its Consolidated Subsidiaries to assign, any accounts receivable other than:

(i) Liens existing on the Restatement Date and disclosed to the Lenders prior to the date hereof;

(ii) any Lien existing on any asset (other than accounts receivable) of any Person at the time such Person is merged into or consolidated with the Company or any Consolidated Subsidiary or otherwise becomes a Consolidated Subsidiary and not created in contemplation of such event;

(iii) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(iv) any Lien on any asset of any Person organized outside of the United States arising at any time pursuant to an arrangement (factoring or otherwise) secured by accounts receivable that is existing at the time such Person becomes a Consolidated Subsidiary or is merged into or consolidated with the Company or a Consolidated Subsidiary (or pursuant to any extension, renewal or replacement of such an arrangement); provided that such Lien or arrangement was not created in contemplation of such event, and only to the extent, in the case of any such arrangement, that such arrangement does not provide for Liens which, together with all other Liens permitted under this clause (iv), would encumber assets representing more than 5.0% of the consolidated accounts receivable of the Company and its Consolidated Subsidiaries as reflected in the consolidated balance sheet of the Company and its Consolidated Subsidiaries for the fiscal quarter of the Company most recently ended prior to such event (or, if applicable, such extension, renewal or replacement);

Interpublic Credit Agreement

(v) any assignment of accounts receivable (A) by and among the Company and its Consolidated Subsidiaries or (B) pursuant to non-recourse factoring or similar arrangements or otherwise in an aggregate amount not to exceed in any fiscal year the greater of $500,000,000 (measured as the face value of such accounts receivable at the time of assignment) and 10.0% of the consolidated accounts receivable of the Company and its Consolidated Subsidiaries as reflected in the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of the fiscal year of the Company most recently ended prior to such assignment for which financial statements have been delivered pursuant to Section 5.01(h)(ii);

(vi) any Lien existing on any asset prior to the acquisition thereof by the Company or a Consolidated Subsidiary and not created in contemplation of such acquisition;

(vii) any Lien created in connection with capitalized lease obligations, but only to the extent that such Lien encumbers property financed by such capital lease obligation;

(viii) Liens arising in the ordinary course of its business which (A) do not secure Debt and (B) do not in the aggregate materially impair the operation of the business of the Company and its Consolidated Subsidiaries, taken as a whole;

(ix) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

(x) Liens securing Taxes, assessments, fees or other governmental charges or levies, Liens securing the claims of materialmen, mechanics, carriers, landlords, warehousemen and similar Persons, Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance and other similar laws, Liens to secure surety, appeal and performance bonds and other similar obligations, including performance obligations, not incurred in connection with the borrowing of money, and attachment, judgment and other similar Liens arising in connection with court proceedings so long as the enforcement of such Liens is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings, or so long as such Taxes, assessments, fees or other governmental charges or levies are not required to be paid under Section 5.01(b);

Interpublic Credit Agreement

(xi) any contractual right of set-off or any contractual right to charge or contractual security interest in or Lien on the accounts of the Company or any of its Consolidated Subsidiaries with one or more depositary institutions to effect the payment of amounts to such depositary institution(s), whether or not due and payable in respect of any Debt or financing arrangement and any other Lien arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(xii) any Liens on assets of Consolidated Subsidiaries organized outside of the United States in favor of lenders or an affiliated guarantor in connection with any liability entered into in the ordinary course of business;

(xiii) any Lien arising out of the L/C Cash Deposit Account under this Agreement or any other Liens arising under substantially similar letter of credit cash deposit account arrangements, it being understood that any such cash deposit account is used to support then outstanding letters of credit and is not required to be funded or otherwise utilized to support the renewal of existing letters of credit or the issuance of new letters of credit;

(xiv) Liens relating to any arrangements established to comply with funding requirements pertaining to any U.K. pension plan of the Company or any Consolidated Subsidiary, to the extent that the maximum aggregate amount to be funded by such arrangements (in each case measured as of the date of establishment of such arrangement) does not exceed £35,000,000 (computed without regard to any periodic payments made over the life of such arrangements);

(xv) Liens securing obligations under Hedge Agreements to the extent required by applicable law;

(xvi) Liens created (A) by a Consolidated Subsidiary of the Company in favor of the Company or any other Consolidated Subsidiary of the Company or (B) by the Company in favor of a Consolidated Subsidiary of the Company, so long as, in the case of this clause (B), and to the extent, the Company or a Consolidated Subsidiary in connection with the overall transaction received or receives assets having a value equal to the value of the assets subject to such Lien; provided, in the case of this clause (B), the lien is limited to such received assets or the equity of the Consolidated Subsidiary that received such assets and, in each case, the proceeds thereof; and

(xvii) (A) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt or other obligations in an aggregate amount (computed without regard to any interest thereon) at any time outstanding, plus (B) the aggregate face value at the time of assignment of accounts receivable assigned, the assignment of which is not otherwise permitted by the foregoing clauses of this Section, plus (C) the aggregate principal amount of Debt incurred in accordance with Section 5.02(e)(vii), not to exceed the greater of (x) 15% of Consolidated net worth of the Company and its Consolidated Subsidiaries as set forth in the Company’s most recent financial statements delivered pursuant to Section 5.01(h)(i) or (ii) or (y) $350,000,000.

Interpublic Credit Agreement

(b) Mergers, Etc. (i) Merge or consolidate with or into any Person except that the Company may merge or consolidate with or into any other Person so long as the Company is the surviving Person and remains organized under the laws of a political subdivision of the United States, provided, that no Default shall have occurred and be continuing at the time of such transaction or would result therefrom; (ii) convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), other than to one of the Company’s Consolidated Subsidiaries, all or substantially all of the assets (whether now owned or hereafter acquired) of the Company and its Consolidated Subsidiaries (taken as a whole); or (iii) permit any of its Consolidated Subsidiaries to, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), other than to the Company and/or one of the Company’s Consolidated Subsidiaries, all or substantially all of the assets (whether now owned or hereafter acquired) of the Company and its Consolidated Subsidiaries (taken as a whole).

(c) Accounting Changes. Make or permit, or permit any of its Consolidated Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles or applicable statutory requirements.

(d) Change in Nature of Business. Engage, or permit any Consolidated Subsidiary to engage, predominantly in any business other than business of the same general type as conducted on the date hereof by the Company and its Consolidated Subsidiaries, and other related businesses or businesses incidental thereto.

(e) Subsidiary Debt. Permit any of its Consolidated Subsidiaries to create or suffer to exist, any Debt other than (without duplication):

(i) Debt owed to the Company or to a Consolidated Subsidiary of the Company,

(ii) Debt existing on the Restatement Date and disclosed to the Lenders prior to the date hereof (the “Existing Debt”), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Debt, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing,

(iii) Debt secured by Liens permitted by Section 5.02(a),

(iv) unsecured Debt incurred in the ordinary course of business of the Company’s Consolidated Subsidiaries organized outside the United States,

(v) unsecured Debt existing at the time of acquisition of any such Subsidiary, or of any business or assets, and not created in contemplation of such acquisition (and any extension, renewal or replacement of such Debt to the extent that the principal amount thereof shall not thereby be increased),

Interpublic Credit Agreement

(vi) book overdraft amounts outstanding at any time, and

(vii) other Debt (whether secured or unsecured) in an aggregate principal amount not to exceed at any time outstanding the amount permitted in accordance with Section 5.02(a)(xvii).

SECTION 5.03 Financial Covenant. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will maintain, as of the end of each fiscal quarter, a Leverage Ratio of not greater than 3.50 to 1.00 (or, for four consecutive fiscal quarters commencing with the fiscal quarter in which a Specified Acquisition occurs and following notice (a “Covenant Notice”) from the Company (but without any consent from the Agent or the Lenders), 4.00 to 1.0); provided that there shall be a period of at least two consecutive fiscal quarters after the covenant steps down to 3.50 to 1.0 before a subsequent Covenant Notice is submitted.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Company or any other Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Company or any other Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within five Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by the Company or any Designated Subsidiary (or any of its officers) in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made; or

(c) (i) The Company shall fail to perform or observe any term, covenant or agreement contained in Section 2.17, 5.01(e) or (h), 5.02 (other than subsection (c) thereof) or 5.03; (ii) the Company or any other Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) if such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Company by the Agent or any Lender; or (iii) the Company or any other Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Agent or any Lender; or

(d) The Company or any of its Consolidated Subsidiaries shall fail to pay any principal of or premium or interest on any Debt (but excluding Debt outstanding hereunder and Debt owed solely to the Company or to a Consolidated Subsidiary) of the Company or such Consolidated Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or

Interpublic Credit Agreement

otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument creating or evidencing such Debt; or the Company or any of its Consolidated Subsidiaries shall fail to perform or observe any covenant or agreement to be performed or observed by it in any agreement or instrument creating or evidencing any such Debt and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure is to accelerate, or to permit the acceleration of, the maturity of such Debt (it being understood that acceleration for customary reasons not related to failure to perform or observe covenants and agreements, such as due on sale clauses, debt due in connection with a voluntary refinancing and debt that becomes due in contemplation of an acquisition that did not occur and must be repaid, shall not constitute an Event of Default under this clause (d) so long as the applicable Debt is repaid in accordance with its terms); or any other event shall occur or condition shall exist under any agreement or instrument creating or evidencing any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument (and remain uncured three Business Days after the chief financial officer, chief operation officer, principal financial officer or principal accounting officer of the Company becomes aware or should have become aware of such event or condition), if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided that the aggregate principal amount (or, in the case of any payment default, failure or other event in respect of a Hedge Agreement, the net amount due and payable under such Hedge Agreement as of the date of such payment default, failure or event) of all Debt as to which any such payment defaults (whether or not at stated maturity thereof), failures or other events shall have occurred and be continuing exceeds $125,000,000; provided further that if any of the failures, actions, conditions or events set forth above in this subsection (d) shall be taken in respect of, or occur with respect to, a Consolidated Subsidiary that is organized under the laws of a jurisdiction outside of the United States, such failure, action, condition or event shall not be the basis for or give rise to an Event of Default under this subsection (d) unless such failure, action, condition or event is not cured or such amount has not been repaid within five Business Days after the chief executive officer, chief operation officer, principal financial officer or principal accounting officer of the Company knows or has reason to know of the occurrence of such action or event; or

(e) The Company or any of its Material Consolidated Subsidiaries shall generally not pay its debts to Persons other than the Company and its Consolidated Subsidiaries as such debts become due, or shall admit in writing its inability to pay such debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Material Consolidated Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any

Interpublic Credit Agreement

substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of its Material Consolidated Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Judgments or orders for the payment of money in excess of $125,000,000 in the aggregate (net of the amount of such judgments or orders covered by a valid and binding policy of insurance between the Company (or a Consolidated Subsidiary) and one or more reputable insurers covering payment thereof who have been notified of, and have not disputed the claim made for payment of, the amount of such judgments or orders) shall be rendered against the Company or any of its Material Consolidated Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which such judgment or order shall remain unsatisfied and a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) (i) Any Person or two or more Persons acting in concert (other than the Company or a Consolidated Subsidiary) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 40% or more of the combined voting power of all Voting Stock of the Company; or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such period were directors of the Company shall cease for any reason to constitute a majority of the board of directors of the Company unless the election or nomination for election by the Company’s stockholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period; or

(h) The Company or any of its ERISA Affiliates shall incur liability, or in the case of clause (i) below, shall be reasonably likely to incur liability, which would have a Material Adverse Effect, as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Company or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

(i) so long as any Consolidated Subsidiary of the Company is a Designated Subsidiary, any provision of Article VII shall for any reason cease to be valid and binding on or enforceable against the Company, or the Company shall so state in writing;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company and the other Borrowers, declare the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)), and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon

Interpublic Credit Agreement

the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company and the other Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)), and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) such Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

SECTION 6.02 Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Company to, and forthwith upon such demand the Company will, (a) pay to the Agent on behalf of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the applicable sub-account of the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other reasonable arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Agent for the account of the Lenders without notice to or demand upon the Borrowers, which are expressly waived by each Borrower, to be held in the L/C Cash Deposit Account. If at any time the Agent reasonably determines that any funds held in the L/C Cash Deposit Account are subject to any right or interest of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (x) such aggregate Available Amount over (y) the total amount of funds, if any, then held in the L/C Cash Deposit Account that are free and clear of any such right and interest. Upon the drawing of any Letter of Credit when this Section 6.02 is applicable (and without prejudice to Section 2.10(c)) to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment of the corresponding Advance or reimbursement obligation in respect of such Letter of Credit. To the extent that any such Letter of Credit expires or otherwise terminates, and to the extent the applicable Issuing Bank’s liability has ceased to exist under such Letter of Credit, and funds are on deposit in the L/C Cash Deposit Account in respect of such Letter of Credit, an amount equal to the undrawn amounts under such Letter of Credit shall be promptly returned from such L/C Cash Deposit Account to the Company. If any Event of Default has been waived or otherwise cured and no other Event of Default has occurred and is continuing, the balance, if any, in the L/C Cash Deposit Account shall be promptly returned to the Company. If, in accordance with this Section 6.02, the balance in the L/C Cash Deposit Account has not been otherwise returned, then after all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrowers hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be promptly returned to the Company.

Interpublic Credit Agreement

ARTICLE VII

GUARANTY

SECTION 7.01 Guaranty. The Company hereby absolutely, unconditionally and irrevocably guarantees, as a guarantee of payment and not of collection, the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Borrower now or hereafter existing under or in respect of this Agreement and any Notes (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or any other Lender in enforcing any rights under this Article VII. Without limiting the generality of the foregoing, the Company’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any such Borrower to the Agent or any Lender under or in respect of this Agreement or any Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Borrower.

SECTION 7.02 Guaranty Absolute. The Company guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the Notes, if any, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender with respect thereto. The obligations of the Company under or in respect of this Article VII are independent of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of this Agreement and any Notes, and a separate action or actions may be brought and prosecuted against the Company to enforce this Article VII, irrespective of whether any action is brought against any Borrower or whether any Borrower is joined in any such action or actions. The liability of the Company under this Article VII shall be irrevocable, absolute and unconditional irrespective of, and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of this Agreement (other than this Article VII), the Notes, if any, or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Borrower under or in respect of this Agreement or the Notes, if any, or any other amendment or waiver of or any consent to departure from this Agreement or the Notes, if any, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or any of its Subsidiaries or otherwise;

Interpublic Credit Agreement

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Borrower under this Agreement or the Notes, if any, or any other assets of any Borrower or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries;

(f) any failure of any Lender or the Agent to disclose to the Company any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower now or hereafter known to such Lender or the Agent (the Company waiving any duty on the part of the Lenders and the Agent to disclose such information); or

(g) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender or the Agent that might otherwise constitute a defense available to, or a discharge of, any Borrower or any other guarantor or surety.

This Article VII shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or the Agent or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

SECTION 7.03 Waivers and Acknowledgments. (a) The Company hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Article VII and any requirement that any Lender or the Agent protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral.

(b) The Company hereby unconditionally and irrevocably waives any right to revoke this Article VII and acknowledges that the guaranty under this Article VII is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) The Company hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender or the Agent that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Company or other rights of the Company to proceed against any Borrower, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Company hereunder.

Interpublic Credit Agreement

(d) The Company hereby unconditionally and irrevocably waives any duty on the part of any Lender or the Agent to disclose to the Company any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower or any of its Subsidiaries now or hereafter known by such Lender or the Agent.

(e) The Company acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and any Notes and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04 Subrogation. The Company hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Company’s obligations under or in respect of this Article VII, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender or the Agent against any Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Article VII shall have been paid in full in cash, all Letters of Credit (other than Special Letters of Credit) issued for the account of such Borrower shall have expired or been terminated and the Revolving Credit Commitments shall have expired or been terminated. If any amount shall be paid to the Company in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article VII, (b) the Termination Date and (c) the latest date of expiration of or termination of all Letters of Credit (other than Special Letters of Credit) issued for the account of such Borrower, such amount shall be received and held in trust for the benefit of the Lenders and the Agent, shall be segregated from other property and funds of the Company and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article VII, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Article VII thereafter arising. If (i) the Company shall make payment to any Lender or the Agent of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article VII shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Letters of Credit (other than Special Letters of Credit) issued for the account of such Borrower shall have expired or been terminated, the Lenders and the Agent will, at the Company’s request and expense, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Company of an interest in the Guaranteed Obligations resulting from such payment made by the Company pursuant to this Article VII.

Interpublic Credit Agreement

SECTION 7.05 Continuing Guaranty; Assignments. The guaranty under this Article VII is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article VII, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit (other than Special Letters of Credit), (b) be binding upon the Company, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders and the Agent and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Revolving Credit Commitments, the Advances owing to it and the Note or Notes held by it, if any) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07.

ARTICLE VIII

THE AGENT

SECTION 8.01 Authorization and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints Citibank to act on its behalf as the Agent hereunder and under the Notes and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as provided in Section 8.06, the provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuing Banks, and neither the Company nor any Designated Subsidiary shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any Notes (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03 Exculpatory Provisions. (a) The Agent shall not have any duties or obligations except those expressly set forth herein, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

Interpublic Credit Agreement

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(iii) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 or 6.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent in writing by the Company, a Lender or an Issuing Bank.

(c) The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

(d) Nothing in this Agreement shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.

Interpublic Credit Agreement

SECTION 8.04 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender shall not have made available to the Agent such Lender’s ratable portion of such Borrowing. The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any Note by or through any one or more sub-agents appointed by the Agent, and the Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties, provided, in each case that no such delegation to a sub-agent or a Related Party shall release the Agent from any of its obligations hereunder. Each such sub-agent and the Related Parties of the Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VIII and Section 9.04 (as though such sub-agents were the “Agent” hereunder and under the Notes) as if set forth in full herein with respect thereto.

SECTION 8.06 Resignation of Agent. (a) The Agent may at any time and, if the Person acting as the Agent is a Defaulting Lender and the Company so requests, the Agent shall promptly, give notice of its resignation to the Lenders, the Issuing Banks and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company so long as no Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation then the Company may (if the resignation is at the request of the Company) or the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, with the consent of the Company so long as no Event of Default has occurred and is continuing, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective no earlier than three Business Days after the date in such notice (the “Resignation Effective Date”).

(b) If the Person serving as Agent is a Defaulting Lender pursuant to clause (b) of the definition thereof, each of the Company and the Required Lenders may, to the extent permitted by applicable law, by notice in writing to such Person and, if such notice is given by the Required Lenders, to the Company, remove such Person as Agent and, the Required Lenders may, with the consent of the Company so long as no Event of Default has occurred and is continuing, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

Interpublic Credit Agreement

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the Notes and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders or the Company appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the Notes. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the Notes, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

(d) Any resignation pursuant to this Section by a Person acting as Agent shall, unless such Person shall notify the Company and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to issue new, or extend existing, Letters of Credit where such issuance or extension is to occur on or after the date that is 60 days after such Person gave notice of such resignation. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent in its capacity (if any) as Issuing Bank, (ii) the retiring Agent in its capacity (if any) as Issuing Bank shall be discharged from all of its respective duties and obligations hereunder or under the Notes in such capacity and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit; except, in each case, as may otherwise be agreed by the Company and such successor Agent if the retiring Agent is a Defaulting Lender.

SECTION 8.07 Non-Reliance on Agent and Other Lenders. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder.

Interpublic Credit Agreement

SECTION 8.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as bookrunners, arrangers, syndication agents or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Agent or as a Lender hereunder.

SECTION 8.09 Lender ERISA Representation. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

Interpublic Credit Agreement

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

As used in this Section:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

SECTION 8.10 Erroneous Payments.

(a) If the Agent (x) notifies a Lender or Issuing Bank, or any Person who has received funds on behalf of a Lender or Issuing Bank (any such Lender, Issuing Bank or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Agent) received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent pending its return or repayment as contemplated below in this Section 8.10 and held in trust for the benefit of the Agent, and such Lender or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

Interpublic Credit Agreement

(b) Without limiting immediately preceding clause (a), each Lender, Issuing Bank or any Person who has received funds on behalf of a Lender or Issuing Bank (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender or Issuing Bank, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Issuing Bank shall (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 8.10(b).

For the avoidance of doubt, the failure to deliver a notice to the Agent pursuant to this Section 8.10(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.10(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or Issuing Bank hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document, or otherwise payable or distributable by the Agent to such Lender or Issuing Bank under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Advances (but not its Commitments ) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Advances (but not Commitments), the “Erroneous Payment Deficiency

Interpublic Credit Agreement

Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance)), and is hereby (together with the Company) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an approved electronic platform as to which the Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Company or the Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Agent and the Company shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 9.07 (but excluding, in all events, any assignment consent or approval requirements (whether from the Company or otherwise)), the Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Agent) and (y) may, in the sole discretion of the Agent, be reduced by any amount specified by the Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Bank, to the rights and interests of such Lender or Issuing Bank, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Company’s obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such obligations in respect of Loans that

Interpublic Credit Agreement

have been assigned to the Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Company under the Loan Documents; provided that this Section 8.10 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the obligations of the Company under the Loan Documents relative to the amount (and/or timing for payment) of the obligations of the Company under the Loan Documents that would have been payable had such Erroneous Payment not been made by the Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Company for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 8.10 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all of the Company’s obligations (or any portion thereof) under any Loan Document.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any Notes, nor consent to any departure by the Company or any other Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Non-Defaulting Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01 or Section 3.02, (b) increase or extend the Revolving Credit Commitments of the Lenders other than in accordance with Section 2.18 and 2.20, (c) reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Revolving Credit Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) reduce or limit the obligations of the Company under Section 7.01 or release or otherwise limit the Company’s liability with respect to its obligations under Article VII, (g) extend the termination date of any Letter of Credit (other than a Special Letter of Credit) beyond the Termination Date, or amend or waive the last sentence of Section 2.03(b) or (h) amend the definition of “Required Lenders” or this Section 9.01; provided further that any amendment, waiver or consent requiring the consent of all Non-Defaulting Lenders under clauses (b), (c), (d) or (f) of the preceding proviso that by its terms adversely affects any Defaulting Lender

Interpublic Credit Agreement

disproportionately as compared to other affected Lenders shall require the consent of such Defaulting Lender and any such amendment, waiver or consent that would alter the terms of this proviso will require the consent of such Defaulting Lender; provided still further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note; and (ii) no amendment, waiver or consent shall, unless in writing and signed by each affected Issuing Bank in addition to the Lenders required above to take such action, adversely affect the rights or obligations of an Issuing Bank in its capacity as such under this Agreement. If the Agent or the Company acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Agent and the Company shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement, so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, modification or supplement.

SECTION 9.02 Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (which includes electronic medium and facsimile communication) and mailed, telecopied or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), if to the Company or any other Borrower, to (or in care of) the Company, at its address at 909 Third Avenue, New York, New York 10022, Attention: Senior Vice President of Finance and Treasurer (with a copy at the same address to the Senior Vice President and General Counsel); if to any Initial Lender, at its Applicable Lending Office; if to any other Lender, at its Applicable Lending Office specified in the Assignment and Assumption pursuant to which it became a Lender; and if to the Agent, at its address at Building Ops II, One Penns Way, New Castle, Delaware 19720, Attention: Lending Agency, email for Notice of Issuance, Notice of Borrowing: usagencyservicing@citi.com; or, as to the Company or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent, provided that materials required to be delivered pursuant to Section 5.01(h) shall be delivered to the Agent as specified in Section 9.02(b). All such notices and communications shall, when mailed, telecopied or e-mailed, be effective when deposited in the mails, telecopied or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by electronic medium or facsimile of an executed counterpart of any amendment or waiver of any provision of this Agreement or any Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) Materials required to be delivered pursuant to Section 5.01(h) may be delivered to the Agent in an electronic medium in a format acceptable to the Agent by e-mail at oploanswebadmin@citi.com (or any other one e-mail address designated by the Agent from time to time) or physical form, provided that, to the extent so provided in the last paragraph of Section 5.01(h), the Agent shall have the right to request that copies of the compliance certificates required to be delivered pursuant to clauses (i) and (ii), as applicable, of Section 5.01(h), be delivered in

Interpublic Credit Agreement

physical form, in which case the Company shall cause the same to be delivered to the Agent (and not the Lenders) as soon as reasonably practicable. For the avoidance of doubt, the Company shall not be required to deliver any Communications to the Lenders. Each Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to such Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, any Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on a password protected internet website such as DebtDomain (the “Platform”). Each Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent (and not the Company) shall deliver a copy of the Communications to such Lender in writing. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address or addresses to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address(es) for such Lender) and (ii) that any Notice may be sent to such e-mail address or addresses.

SECTION 9.03 No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04 Costs and Expenses. (a) The Company agrees to pay on demand all reasonable out-of-pocket expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, any Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Company further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, any Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

Interpublic Credit Agreement

(b) The Company agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, partners, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) any Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or Letters of Credit, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or is a consequence of such Indemnified Party’s (or its Affiliate’s) becoming a Defaulting Lender hereunder (including, for the avoidance of doubt, its failure to perform its funding obligations hereunder within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Agent and the Company in writing that such failure is the result of such Lender’s good faith reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied). The foregoing indemnity shall not cover or include (x) Indemnified Taxes or Other Taxes, the Company’s obligation with respect to which is governed by Section 2.14, or Excluded Taxes, (y) increased costs, the Company’s obligation with respect to which is governed by Section 2.11 or (z) costs, charges, fees, expenses, Taxes or duties of any kind related to any hedging activities in connection with the rights or obligations of the Lenders under this Agreement. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto. The Company also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to any Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c) If any payment of principal of any Term SOFR Advance or EURIBOR Advance or Conversion of any Term SOFR Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance or any payment of principal of any SONIA Advance is made by any Borrower to or for the account of a Lender other than on the date interest is payable thereon in accordance with Section 2.07(a)(iv), as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.10 or 2.12, acceleration of the maturity of any Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Term SOFR Advance or EURIBOR Advance or such interest payment date for such SONIA Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Company pursuant to Section 9.07(a), such Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

Interpublic Credit Agreement

(d) Without prejudice to the survival of any other agreement of the Company and the other Borrowers hereunder, the agreements and obligations of the Company and the other Borrowers contained in Sections 2.11, 2.14 and 9.04 and the agreements and obligations of the Company, the other Borrowers and the Issuing Banks contained in Section 2.10(c) shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any Notes.

(e) Reimbursement by Lenders. Each Lender severally agrees to indemnify the Agent and each Issuing Bank (in each case, to the extent not promptly reimbursed by the Company) from and against such Lender’s ratable share of any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including the fees, charges and disbursements of any advisor or counsel for such Person) that may be imposed on, incurred by, or asserted against the Agent or any Issuing Bank, as the case may be, in any way relating to or arising out of this Agreement or the Notes or any action taken or omitted by the Agent or any Issuing Bank under this Agreement or the Notes; provided, however, that no Lender shall be liable for any portion of such losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements or expenses resulting from the Agent’s or such Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction, nor shall any Lender be liable to the extent that any claim with respect to any Special Letter of Credit under this section relates to an event arising on or after the Participation Cut-Off Date. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and each Issuing Bank for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Company under Section 9.04(a), to the extent that the Agent or such Issuing Bank is not promptly reimbursed for such costs and expenses by the Company.

SECTION 9.05 Right of Set-off. Upon either (a) the occurrence and during the continuance of any Event of Default under Section 6.01(e) or (b) (i) the occurrence and during the continuance of any other Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Company or any Borrower against any and all of the obligations of the Company or any Borrower now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other

Interpublic Credit Agreement

funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the appropriate Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 9.06 Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Company and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Company, the Agent and each Lender and their respective successors and assigns, except that neither the Company nor any other Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders (and any other attempted assignment or transfer by any party hereto shall be null and void).

SECTION 9.07 Assignments and Participations.

(a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void, except as provided in the last sentence of Section 9.07(b) and in Section 9.07(h)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it (in each case with respect to any Facility) or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

Interpublic Credit Agreement

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender’s Affiliate that is a financial institution or to another Lender unless on the date of such assignment the assignee would be entitled to make a demand pursuant to Section 2.11 or 2.14 (in which case such assignment shall be permitted only if the assignee shall waive in a manner satisfactory to the Company in form and substance its rights to make such a demand); provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five Business Days after having received notice thereof;

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any assignment to a Person that is not a Lender or an Affiliate of such Lender; and

(C) the consent of each Issuing Bank (such consent of each Person not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

Interpublic Credit Agreement

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) any Person that was a Competitor as of the Trade Date (in which case the provisions of Section 9.07(h) shall apply), or (D) without the prior written consent of the Company, a structured finance vehicle, fund or similar entity or any similar Person in connection with a securitization.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (except in the event that such assignment or transfer was to a person that was a Competitor as of the Trade Date (in which case the provisions of Section 9.07(h) shall apply)).

Interpublic Credit Agreement

(c) Register. The Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Each Lender may sell participations to one or more banks or other entities (other than the Company, any of the Company’s Affiliates, any natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, any Defaulting Lender, or, unless the Company’s prior consent is obtained and in accordance with the provisions of Section 9.07(h), a Competitor), in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Revolving Credit Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Company, the other Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any rights as a Lender hereunder, including, without limitation, any right to make any demand under Section 2.11 or 2.14 or right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Company or any other Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, any Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, any Notes or any fees or other amounts payable hereunder or reduce or limit the obligations of the Company under Section 7.01 or release or otherwise limit the Company’s liability with respect to its obligations under Article VII or amend this Section 9.07(d) in any manner adverse to such participant, in each case to the extent subject to such participation and in any event such voting rights shall not exceed those of the Lender hereunder that is the seller of such participation.

(e) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Company, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any

Interpublic Credit Agreement

portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, Advances, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(f) Disclosure to Assignee or Participant. Any Lender may, in connection with any assignment or participation or proposed assignment or participation permitted under this Section 9.07, disclose to the assignee or participant or proposed assignee or participant other than, unless the Company’s prior consent is obtained, a Competitor, any information relating to any Borrower furnished to such Lender by or on behalf of such Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree for the benefit of the Company to preserve the confidentiality of any Information relating to any Borrower received by it from such Lender.

(g) Certain Security Interests. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or any central bank in accordance with applicable law or regulation; provided that no such creation of a security interest shall release a Lender from any of its obligations hereunder or substitute such secured party for such Lender as a party hereto.

(h) No Assignment or Participations to Competitors. No assignment or participation shall be made or sold, as applicable, to any Person that was a Competitor as of the date (the “Determination Date”) on which the assigning or selling Lender entered into a binding agreement to sell all or a portion of its rights and obligations under this Agreement to such Person or assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Competitor for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or participant that becomes a Competitor after the applicable Determination Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Competitor”), (x) such assignee or participant shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Company of an Assignment and Assumption with respect to an assignee will not by itself result in such assignee no longer being considered a Competitor. Any assignment or participation in violation of this Section 9.07(h) shall not be void, but the other provisions of this Section 9.07(h) shall apply. If any assignment is made or any participation is sold to any Competitor without the Company’s prior written consent, or if any Person becomes a Competitor after the applicable Determination Date, the Company may, at its sole expense and effort, upon notice to the applicable Competitor

Interpublic Credit Agreement

and the Agent, (A) terminate any Commitment of such Competitor and/or repay all obligations of the Borrowers owing to such Competitor in connection with such Commitment and/or (B) require such Competitor to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.07), all of its interest, rights and obligations under this Agreement (including as a participant) to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Competitor paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder. Notwithstanding anything to the contrary contained in this Agreement, Competitors (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Competitor will be deemed to have consented in the same proportion as the Lenders that are not Competitors consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any debtor relief laws (a “Plan”), each Competitor party hereto hereby agrees (1) not to vote on such Plan, (2) if such Competitor does vote on such Plan notwithstanding the restriction in the foregoing sentence, such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other debtor relief laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other debtor relief laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing sentence. The Agent shall have the right, and the Company hereby expressly authorizes the Agent, to (A) post the list of Competitors provided by the Company and any updates thereto from time to time (collectively, the “Competitor List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the Competitor List to each Lender requesting the same. The Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant is a Competitor or (y) have any liability with respect to any assignment or sale of a participation to a Competitor.

SECTION 9.08 Confidentiality. Each of the Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, partners, directors, officers, employees, agents, advisors and other representatives who need to know the Information in connection with this Agreement or in connection with other contemplated transactions for the benefit of the Company (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential on substantially the same terms as provided herein), (b) to the extent requested by any regulatory authority having jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners and including in connection with any pledge made in accordance with Section 9.07(g)), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) to the extent necessary in connection with the exercise of any remedies hereunder

Interpublic Credit Agreement

or under any Note or any action or proceeding relating to this Agreement or any Note or the enforcement of rights hereunder or thereunder, (f) subject to an agreement for the benefit of the Company containing provisions substantially the same as those of this Section (i) to any assignee, participant or prospective assignee or participant, in each case permitted hereunder or (ii) to any credit insurance provider or to any actual or prospective counterparty to any swap, derivative or other similar transaction, in each case under which payments are to be made by reference to the Company and its obligations, entered into by a Lender in connection with this Agreement, (g) with the consent of the Company, (h) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Lender, the Issuing Bank or their respective Affiliates on a nonconfidential basis from a source other than the Company that, to the knowledge of the Agent, such Lender, the Issuing Bank or such Affiliate, as applicable, is not in violation of any confidentiality agreement with the Company. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about the terms of this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all confidential, proprietary or non-public information of the Company furnished to the Agent or the Lenders by the Company.

SECTION 9.09 Designated Subsidiaries.

(a) Designation. The Company may at any time, and from time to time, upon not less than 15 Business Days’ notice in the case of any Subsidiary so designated after the Restatement Date, notify the Agent that the Company intends to designate a Subsidiary as a “Designated Subsidiary” for purposes of this Agreement. On or after the date that is 15 Business Days after such notice, upon delivery to the Agent and each Lender of a Designation Agreement duly executed by the Company and the respective Subsidiary and substantially in the form of Exhibit E hereto, such Subsidiary shall thereupon become a “Designated Subsidiary” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Agent shall promptly notify each Lender of the Company’s notice of such pending designation by the Company and the identity of the respective Subsidiary. Following the giving of any notice pursuant to this Section 9.09(a), if the designation of such Designated Subsidiary obligates the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Agent or any Lender in order for the Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

If the Company shall designate as a Designated Subsidiary hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Agent and the Company, fulfill its Revolving Credit Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Designated Subsidiary.

Interpublic Credit Agreement

As soon as practicable after receiving notice from the Company or the Agent of the Company’s intent to designate a Subsidiary as a Designated Subsidiary, and in any event no later than five Business Days after the delivery of such notice, for a Designated Subsidiary that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Designated Subsidiary, either directly or through an Affiliate of such Lender selected pursuant to the immediately preceding paragraph, or whose internal policies prohibit lending to or establishing credit for entities organized under the laws of such jurisdiction (a “Protesting Lender”) shall so notify the Company and the Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Subsidiary shall have the right to borrow hereunder, either (A) notify the Agent and such Protesting Lender that the Revolving Credit Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Advances and/or Letter of Credit reimbursement obligations, accrued interest thereon, accrued fees and all other amounts then payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant Designated Subsidiary (in the case of all other amounts), or (B) cancel its request to designate such Subsidiary as a “Designated Subsidiary” hereunder.

(b) Termination. Upon the payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement and the Notes of any Designated Subsidiary then, so long as at the time no Notice of Borrowing in respect of such Designated Subsidiary is outstanding, such Subsidiary’s status as a “Designated Subsidiary” shall terminate upon notice to such effect from the Agent to the Lenders (which notice the Agent shall give promptly upon its receipt of a request therefor from the Company). Thereafter, the Lenders shall be under no further obligation to make any Advance hereunder to such Designated Subsidiary.

SECTION 9.10 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to conflicts of law provisions that might require application of the laws of a different jurisdiction.

SECTION 9.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic medium or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. A set of the copies of this Agreement signed by all the parties shall be lodged with the Agent.

Interpublic Credit Agreement

SECTION 9.12 Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Committed Currency or Committed L/C Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase such Committed Currency or Committed L/C Currency with Dollars at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(c) The obligation of the Company and each other Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, the Company and each other Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to the Company or such other Borrower such excess.

SECTION 9.13 Jurisdiction, Etc. (a) Each of the parties irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any party hereto or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. The Company and each other Borrower hereby further irrevocably consent to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Company at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Interpublic Credit Agreement

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.14 Substitution of Currency. If a change in any Committed Currency or Committed L/C Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement will be amended to the extent determined by the Agent (acting reasonably and in consultation with the Company) to be necessary to reflect the change in currency and to put the Lenders and the Company in the same position, so far as possible, that they would have been in if no change in such Committed Currency or Committed L/C Currency had occurred.

SECTION 9.15 No Liability Regarding Letters of Credit. None of the Agent, the Lenders nor any Issuing Bank, nor any of their Affiliates, or the respective directors, officers, employees, agents and advisors of such Person or such Affiliate, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or any failure to honor a Letter of Credit where such Issuing Bank is, under applicable law, required to honor it. The parties hereto expressly agree that, as long as the Issuing Bank has not acted with gross negligence or willful misconduct, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

SECTION 9.16 Patriot Act Notification. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Company and each other Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Agent, as applicable, to identify each Borrower in accordance with the Patriot Act. Each Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

Interpublic Credit Agreement

SECTION 9.17 No Fiduciary Duty. The Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Borrowers. The Borrowers agree that nothing in the Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and any Borrower, its stockholders or its affiliates. Each Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and such Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of such Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of such Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising such Borrower on other matters) or any other obligation to such Borrower except the obligations expressly set forth in the Loan Documents and (iv) such Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. Each Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower, in connection with such transaction or the process leading thereto.

SECTION 9.18 Acknowledgement and Consent to Bail-In of Certain Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

Interpublic Credit Agreement

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

Interpublic Credit Agreement

SECTION 9.19 Waiver of Jury Trial. Each of the Company, each other Borrower, the Agent and the Lenders hereby irrevocably waives, to the fullest extent permitted by applicable law, all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By	/s/ Alessandro Nisita
Name: Alessandro Nisita
Title: Senior Vice President of Finance and Treasurer

Interpublic Credit Agreement

CITIBANK, N.A., as Agent

By	/s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

Initial Lenders

CITIBANK, N.A.

By	/s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

JPMORGAN CHASE BANK, N.A.

By	/s/ Ryan M. Becker
Name: Ryan M. Becker
Title: Vice President

BANK OF AMERICA, N.A.

By	/s/ Jana L. Baker
Name: Jana L. Baker
Title: Senior Vice President

MORGAN STANLEY BANK, N.A.

By	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

MUFG BANK, LTD.

By	/s/ Lillian Kim
Name: Lillian Kim
Title: Director

Interpublic Credit Agreement

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH

By	/s/ Brian Crowley
Name: Brian Crowley
Title: Managing Director

By	/s/ Armen Semizian
Name: Armen Semizian
Title: Managing Director

BMO BANK N.A.

By	/s/ Ryan Howard
Name: Ryan Howard
Title: Authorized Signatory

BNP PARIBAS

By	/s/ Maria Mulic
Name: Maria Mulic
Title: Managing Director

By	/s/ Michael A. Kowalczuk
Name: Michael A. Kowalczuk
Title: Managing Director

HSBC BANK USA, NATIONAL ASSOCIATION

By	/s/ Andrew Everett
Name: Andrew Everett
Title: Senior Vice President

ING BANK N.V., DUBLIN BRANCH

By	/s/ Cormac Langford
Name: Cormac Langford
Title: Managing Director

By	/s/ Sean Hassett
Name: Sean Hassett
Title: Director

Interpublic Credit Agreement

NATIONAL WESTMINSTER BANK PLC

By	/s/ Alex Maltby
Name: Alex Maltby
Title: Director

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Daniel E. Von Herzen, CFA
Name: Daniel E. Von Herzen, CFA
Title: Authorized Officer

CITIZENS BANK, N.A.

By	/s/ Angela Reilly
Name: Angela Reilly
Title: Senior Vice President

INTESA SANPAOLO S.P.A, NEW YORK BRANCH.

By	/s/ Glen Binder
Name: Glen Binder
Title: Global Relationship Manager

By	/s/ Marco Maria Lucini
Name: Marco Maria Lucini
Title: Business Director

BANK OF CHINA, NEW YORK BRANCH

By	/s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

Interpublic Credit Agreement

DANSKE BANK A/S

By	/s/ Gary Smith
Name: Gary Smith
Title: Director

By	/s/ Henrik Ljungstrom
Name: Henrik Ljungstrom
Title: Director

ABSA BANK LIMITED (acting through its Corporate and Investment and Banking division)

By	/s/ Chetan Jeeva
Name: Chetan Jeeva
Title: Authorised

By	/s/ Gregory Casewell
Name: Gregory Casewell
Title: Authorised

Interpublic Credit Agreement

SCHEDULE I

COMMITMENTS

Name of Initial Lender	Revolving Credit Commitment	Letter of Credit Commitment
Citibank, N.A.	$215,000,000
JPMorgan Chase Bank, N.A.	$215,000,000	$50,000,000
Bank of America, N.A.	$215,000,000
Morgan Stanley Bank, N.A.	$86,000,000
MUFG Bank, Ltd.	$65,000,000
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	$77,000,000
BMO Bank N.A.	$77,000,000
BNP Paribas	$77,000,000
HSBC Bank USA, National Association	$77,000,000
ING Bank N.V., Dublin Branch	$77,000,000
National Westminster Bank plc	$77,000,000
U.S. Bank National Association	$77,000,000
Citizens Bank, N.A.	$35,000,000
Intesa Sanpaolo S.p.A., New York Branch	$35,000,000
Bank of China, New York Branch	$35,000,000
Danske Bank A/S	$35,000,000
Absa Bank Limited (acting through its Corporate and Investment Banking division)	$25,000,000

Total:	$1,500,000,000	$50,000,000

Interpublic Credit Agreement

SCHEDULE 2.01(B)

EXISTING LETTERS OF CREDIT

LC Issuing Bank	LC Expiry Date	Closing Balance (as of 05/16/2024)
JP Morgan Chase	02/05/2025	$3,612,583.50
JP Morgan Chase	12/31/2024	$3,219,570.00
JP Morgan Chase	6/23/2025	$1,451,000.00
JP Morgan Chase	2/28/2025	$718,000.00
JP Morgan Chase	6/23/2025	$50,000.00
JP Morgan Chase	9/9/2024	$486,871.80

	GRAND TOTAL:	$9,538,025.30

Interpublic Credit Agreement

EXHIBIT A

FORM OF NOTE

U.S.$_______________	Dated: _______________, 20__

FOR VALUE RECEIVED, the undersigned, [THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation][Name of Designated Subsidiary] (the “Borrower”), HEREBY PROMISES TO PAY to ________________________ (the “Lender”) or its registered assigns for the account of its Applicable Lending Office on the Termination Date applicable to the Lender (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Revolving Credit Commitment in figures] or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the Amended and Restated Credit Agreement dated as of May 29, 2024 among The Interpublic Group of Companies, Inc., the Lender and certain other lenders parties thereto and Citibank, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on such date.

The Borrower promises to pay interest on the unpaid principal amount of each Advance and from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each Advance (i) in Dollars are payable in lawful money of the United States of America to the Agent at its account maintained at 388 Greenwich Street, New York, New York 10013, in same day funds and (ii) in any Committed Currency are payable in such currency at the applicable Payment Office in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, (ii) contains provisions for determining the Dollar Equivalent of Advances denominated in Committed Currencies and (iii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Interpublic Credit Agreement

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to conflicts of law provisions that might require application of the laws of a different jurisdiction.

[THE INTERPUBLIC GROUP OF COMPANIES, INC.][NAME OF DESIGNATED SUBSIDIARY]

By
Name:
Title:

Interpublic Credit Agreement

2

EXHIBIT A

FORM OF NOTE

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Interpublic Credit Agreement

3

EXHIBIT B

NOTICE OF BORROWING

Citibank, N.A., as Agent

for the Lenders parties

to the Credit Agreement

referred to below

Building Ops II

One Penns Way

New Castle, Delaware 19720

[Date]

Attention: Lending Agency

Ladies and Gentlemen:

The undersigned, [The Interpublic Group of Companies, Inc.][Name of Designated Subsidiary], refers to the Amended and Restated Credit Agreement dated as of May 29, 2024 (the “Credit Agreement”; the terms defined therein being used herein as therein defined), among The Interpublic Group of Companies, Inc., the Lender and certain other lenders parties thereto and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is _______________, 20__.

(ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Term SOFR Advances] [EURIBOR Advances] [SONIA Advances].

(iii) The aggregate amount of the Proposed Borrowing is [$_______________][for a Borrowing in a Committed Currency, list currency and amount of Borrowing].

(iv) [The initial Interest Period for each EURIBOR Advance made as part of the Proposed Borrowing is _____ month[s].]

(v) The undersigned hereby certifies that the following statements will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement (other than the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof) [and in the Designation Agreement of the undersigned] are correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality or Material Adverse Effect, in all respects), before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

Interpublic Credit Agreement

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

[THE INTERPUBLIC GROUP OF COMPANIES, INC.][DESIGNATED SUBSIDIARY]

By
Name:
Title:

Interpublic Credit Agreement

2

EXHIBIT C – FORM OF

ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Interpublic Credit Agreement

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [ identify Lender ]]

3.	Borrower(s):	The Interpublic Group of Companies, Inc. and its Designated Subsidiaries

4.	Agent:	Citibank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Amended and Restated Credit Agreement dated as of May 29, 2024 among The Interpublic Group of Companies, Inc., the Lenders parties thereto, Citibank, N.A., as administrative agent, and the other agents parties thereto

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Advances for all Lenders[8]	Amount of Commitment/ Advances Assigned[8]	Percentage Assigned of Commitment/ Advances[9]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment,” “Term Loan Commitment,” etc.)

[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/ Advances of all Lenders thereunder.

Interpublic Credit Agreement

[7.	Trade Date:	][10]

[Page break]

[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Interpublic Credit Agreement

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]
[NAME OF ASSIGNOR]

By
Title:

[NAME OF ASSIGNOR]

By
Title:

ASSIGNEE[S][12]
[NAME OF ASSIGNEE]

By
Title:

[NAME OF ASSIGNEE]

By
Title:

[Consented to and][13] Accepted:

[NAME OF AGENT], as Agent

By
Title:

[11]	Add additional signature blocks as needed.
[12]	Add additional signature blocks as needed.
[13]	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

Interpublic Credit Agreement

[Consented to:][14]

[NAME OF RELEVANT PARTY]

By
Title:

[14]	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

Interpublic Credit Agreement

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(h) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Lender organized under the laws of a jurisdiction outside the United States, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Interpublic Credit Agreement

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by electronic medium or facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Interpublic Credit Agreement

EXHIBIT D-1 - FORM OF

OPINION OF WILLKIE FARR &

GALLAGHER LLP

[Restatement Date]

Interpublic Credit Agreement

EXHIBIT D-2 - FORM OF

OPINION OF IN-HOUSE COUNSEL

OF THE COMPANY

[Restatement Date]

To each of the Lenders parties

to the Credit Agreement (as defined below),

among The Interpublic Group of Companies, Inc.,

said Lenders and Citibank, N.A.,

as Agent for said Lenders, and

to Citibank, N.A., as Agent

Credit Agreement

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(d)(iv) of the Amended and Restated Credit Agreement dated as of May 29, 2024 (the “Credit Agreement”), among The Interpublic Group of Companies, Inc. (the “Company”), the Lenders parties thereto and Citibank, N.A., as Agent for said Lenders. Terms defined in the Credit Agreement are used herein as therein defined.

I have acted as General Counsel for the Company in connection with the preparation, execution and delivery of the Credit Agreement.

In arriving at the opinions expressed below, I have examined the following documents:

(1) An executed copy of the Credit Agreement.

(2) The documents furnished by the Company pursuant to Article III of the Credit Agreement.

(3) A copy of the Restated Certificate of Incorporation of the Company and all amendments thereto (the “Charter”).

(4) A copy of the by-laws of the Company and all amendments thereto (the “By-laws”).

(5) A certificate of the Secretary of State of Delaware, dated __________, 2024, attesting to the continued corporate existence and good standing of the Company in that State.

In addition, I have examined the originals, or copies certified or otherwise identified to my satisfaction, of such other corporate records of the Company, certificates of public officials and of officers of the Company and such other persons as I have deemed necessary as a basis for the opinions expressed below.

Interpublic Credit Agreement

In rendering the opinions expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I have reviewed (including, without limitation, the accuracy of the representations and warranties of the Company in the Credit Agreement).

Based upon the foregoing and subject to the further assumptions and qualifications set forth below, it is my opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

2. The execution, delivery and performance by the Company of the Credit Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated thereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the By-laws or (ii) any material contractual or legal restriction known to me contained in any material document to which the Company is a party or by which it is bound. The Credit Agreement and the Notes have been duly executed and delivered on behalf of the Company.

3. To the best of my knowledge, no authorization, approval or other action by, and no notice to or filing with, any third party is required for the execution, delivery and performance by the Company of the Credit Agreement and the Notes.

4. To the best of my knowledge, there are no pending or overtly threatened actions or proceedings against the Company or any of its Consolidated Subsidiaries before any court, governmental agency or arbitrator that purport to affect the validity, binding effect or enforceability of the Credit Agreement or any of the Notes or the consummation of the transactions contemplated thereby or, except as disclosed in the Company’s reports filed with the Securities and Exchange Commission prior to the Restatement Date, that are likely to have a materially adverse effect upon the financial condition or operations of the Company and its Consolidated Subsidiaries taken as a whole.

With regard to clause (ii) of paragraph 2 above, I express no opinion as to whether the deposit of cash into the L/C Cash Deposit Account would be permissible under the applicable lien covenants (all of which permit the Company to create liens in an amount based on its consolidated net worth) at the time such cash is provided.

The foregoing opinions are limited to the law of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States.

Interpublic Credit Agreement

I am furnishing this opinion letter to you solely for your benefit in connection with the Credit Agreement. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose. Notwithstanding the foregoing, a copy of this opinion letter may be furnished to, and relied upon by, your successors and a permitted transferee who becomes a party to the Credit Agreement as a Lender thereunder, and you or any such successor or transferee may show this opinion to any governmental authority pursuant to requirements of applicable law or regulations. The opinions expressed herein are, however, rendered on and as of the date hereof, and I assume no obligation to advise you or any such transferee or governmental authority or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

Andrew Bonzani, General Counsel

Interpublic Credit Agreement

EXHIBIT E - FORM OF

DESIGNATION AGREEMENT

[DATE]

To each of the Lenders

parties to the Credit Agreement

(as defined below) and to Citibank, N.A.

as Agent for such Lenders

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement dated as of May 29, 2024 among The Interpublic Group of Companies, Inc. (the “Company”), the Lenders parties thereto and Citibank, N.A., as Agent for said Lenders (the “Credit Agreement”). Terms used herein and defined in the Credit Agreement shall have the respective meanings ascribed to such terms in the Credit Agreement.

Please be advised that the Company hereby designates its undersigned Subsidiary, ____________ (“Designated Subsidiary”), as a “Designated Subsidiary” under and for all purposes of the Credit Agreement.

The Designated Subsidiary, in consideration of each Lender’s agreement to extend credit to it under and on the terms and conditions set forth in the Credit Agreement, does hereby assume each of the obligations imposed upon a “Designated Subsidiary” and a “Borrower” under the Credit Agreement and agrees to be bound by the terms and conditions of the Credit Agreement. In furtherance of the foregoing, the Designated Subsidiary hereby represents and warrants to each Lender as follows:

(a) The Designated Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of ______________________.

(b) The execution, delivery and performance by the Designated Subsidiary of this Designation Agreement, the Credit Agreement and the Notes to be delivered by it are within the Designated Subsidiary’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Designated Subsidiary’s charter or by-laws or (ii) any law, rule or regulation applicable to the Designated Subsidiary or (iii) any material contractual or legal restriction binding on the Designated Subsidiary. The Designation Agreement and the Notes delivered by it have been duly executed and delivered on behalf of the Designated Subsidiary.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Designated Subsidiary of this Designation Agreement, the Credit Agreement or the Notes to be delivered by it.

(d) This Designation Agreement is, and the Notes to be delivered by the Designated Subsidiary when delivered will be, legal, valid and binding obligations of the Designated Subsidiary enforceable against the Designated Subsidiary in accordance with their respective terms.

Interpublic Credit Agreement

(e) There is no pending or, to the knowledge of the Designated Subsidiary , threatened action, suit, investigation or proceeding affecting the Designated Subsidiary or any of its Subsidiaries before any court, governmental agency or arbitrator which purports to affect the legality, validity or enforceability of this Designation Agreement, the Credit Agreement or any Note of the Designated Subsidiary.

[(f) The information included in the Beneficial Ownership Certification provided by the Designated Subsidiary to any Lender pursuant to the provisions of the Credit Agreement is true and correct in all respects as of the date hereof.]

The Designated Subsidiary hereby agrees that service of process in any action or proceeding brought in any New York State court or in federal court may be made upon the Company at its offices at 909 Third Avenue, New York, New York 10022, Attention: __________ (the “Process Agent”) and the Designated Subsidiary hereby irrevocably appoints the Process Agent to give any notice of any such service of process, and agrees that the failure of the Process Agent to give any notice of any such service that the Process Agent receives shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.

The Company hereby accepts such appointment as Process Agent and agrees with you that (i) the Company will maintain an office in New York, New York through the Termination Date and will give the Agent prompt notice of any change of address of the Company, (ii) the Company will perform its duties as Process Agent to receive on behalf of the Designated Subsidiary service of copies of the summons and complaint and any other process that are served upon the Company as Process Agent in any action or proceeding in any New York State or federal court sitting in New York City arising out of or relating to the Credit Agreement and (iii) the Company will forward forthwith to the Designated Subsidiary at its address at ___________________ or, if different, its then current address, copies of any summons, complaint and other process which the Company received in connection with its appointment as Process Agent.

This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to conflicts of law provisions that might require application of the laws of a different jurisdiction.

Very truly yours,

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By
Name:
Title:

Interpublic Credit Agreement

2

[THE DESIGNATED SUBSIDIARY]

By
Name:
Title:

Interpublic Credit Agreement

3

EXHIBIT F - FORM OF

ASSUMPTION AGREEMENT

Reference is made to the Amended and Restated Credit Agreement dated as of May 29, 2024 (as amended or modified from time to time, the “Credit Agreement”) among The Interpublic Group of Companies, Inc., a Delaware corporation (the “Company”), the Lenders (as defined in the Credit Agreement) and Citibank, N.A., as Agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement and not defined herein are used herein with the same meaning.

The undersigned hereby agrees as follows:

1. The undersigned proposes to become an Assuming Lender pursuant to Section 2.18 or Section 2.20 of the Credit Agreement and, in that connection, hereby agrees with the Agent and the Company that, after giving effect to the Increase Date, the undersigned’s Revolving Credit Commitment will be $__________.

2. The undersigned (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01(e) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assumption Agreement; (ii) agrees that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.14 of the Credit Agreement.

3. Following the execution of this Assumption Agreement, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assumption Agreement (the “Increase Date”) shall be __________, 20__.

4. Upon such acceptance and recording by the Agent, as of the Increase Date, the undersigned shall be a party to the Credit Agreement with a Revolving Credit Commitment as set forth in Paragraph 1 above.

5. This Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to conflicts of law provisions that might require application of the laws of a different jurisdiction.

6. This Assumption Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assumption Agreement in an electronic medium shall be effective as delivery of a manually executed counterpart of this Assumption Agreement.

Interpublic Credit Agreement

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be executed by its officers thereunto duly authorized as of the date specified thereon.

[NAME OF ASSUMING LENDER], as Assuming Lender

By
Title:

Dated: _________________, 20__

Applicable Lending Office:

Accepted and Approved this
_____ day of __________, 20__

CITIBANK, N.A., as Agent

By
Title:

Approved this ___ day of __________, 20__

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By
Title:

Interpublic Credit Agreement

ii